                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            VERSO TECHNOLOGIES, INC.,

                            TITAN ACQUIRING SUB, INC.

                                       AND

                           TELEMATE.NET SOFTWARE, INC.

                             DATED AS OF MAY 4, 2001

                                TABLE OF CONTENTS

                                                                                                        PAGE
                                                                                                        ----

ARTICLE I THE MERGER
    SECTION 1.1  THE MERGER...............................................................................2
    SECTION 1.2  EFFECTIVE TIME OF THE MERGER.............................................................2
    SECTION 1.3  CERTIFICATE OF INCORPORATION.............................................................2
    SECTION 1.4  BYLAWS...................................................................................2
    SECTION 1.5  OFFICERS.................................................................................2
    SECTION 1.6  DIRECTORS................................................................................2
    SECTION 1.7  EFFECT OF MERGER.........................................................................2

ARTICLE II CONVERSION OF SECURITIES
    SECTION 2.1  CONVERSION OF TELEMATE SHARES AND OPTIONS................................................3
    SECTION 2.2  CONVERSION OF TITAN ACQUIRING SUB SHARES.................................................5
    SECTION 2.3  EXCHANGE OF TELEMATE CERTIFICATES........................................................6
    SECTION 2.4  NO FRACTIONAL SECURITIES.................................................................7
    SECTION 2.5  ADJUSTMENTS TO EXCHANGE RATIO............................................................7
    SECTION 2.6  CLOSING..................................................................................7
    SECTION 2.7  CLOSING OF TELEMATE TRANSFER BOOKS.......................................................8
    SECTION 2.8  LOST, STOLEN, DESTROYED CERTIFICATES.....................................................8
    SECTION 2.9  TAKING OF NECESSARY ACTION; FURTHER ACTION...............................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF TELEMATE
    SECTION 3.1  ORGANIZATION AND QUALIFICATION; NO SUBSIDIARIES..........................................9
    SECTION 3.2  CAPITALIZATION..........................................................................10
    SECTION 3.3  AUTHORITY; NON-CONTRAVENTION; APPROVALS.................................................10
    SECTION 3.4  REPORTS AND FINANCIAL STATEMENTS........................................................12
    SECTION 3.5  EMPLOYEE BENEFIT PLANS; LABOR MATTERS; NO PARACHUTE PAYMENTS............................13
    SECTION 3.6  CERTAIN TAX MATTERS.....................................................................15
    SECTION 3.7  CONTRACTS; DEBT INSTRUMENTS.............................................................15
    SECTION 3.8  LITIGATION..............................................................................15
    SECTION 3.9  INTELLECTUAL PROPERTY...................................................................16
    SECTION 3.10 TAXES...................................................................................16
    SECTION 3.11 INTERESTED PARTY TRANSACTIONS...........................................................17
    SECTION 3.12 ABSENCE OF CERTAIN CHANGES OR EVENTS....................................................17
    SECTION 3.13 REGISTRATION STATEMENT AND PROXY STATEMENT..............................................17
    SECTION 3.14 REORGANIZATION..........................................................................17
    SECTION 3.15 BROKERS AND FINDERS.....................................................................18
    SECTION 3.16 OPINION OF FINANCIAL ADVISOR............................................................18
    SECTION 3.17 HAZARDOUS SUBSTANCES AND HAZARDOUS WASTE................................................18

    SECTION 3.18 DISCLOSURE..............................................................................19

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND SOLEMN ACQUIRING SUB
    SECTION 4.1  ORGANIZATION AND QUALIFICATION..........................................................19
    SECTION 4.2  CAPITALIZATION..........................................................................20
    SECTION 4.3  SUBSIDIARIES............................................................................20
    SECTION 4.4  AUTHORITY; NON-CONTRAVENTION; APPROVALS.................................................21
    SECTION 4.5  REPORTS AND FINANCIAL STATEMENTS........................................................22
    SECTION 4.6  EMPLOYEE BENEFIT PLANS; LABOR MATTERS; NO PARACHUTE PAYMENTS............................23
    SECTION 4.7  CERTAIN TAX MATTERS.....................................................................25
    SECTION 4.8  CONTRACTS; DEBT INSTRUMENTS.............................................................25
    SECTION 4.9  LITIGATION..............................................................................26
    SECTION 4.10 INTELLECTUAL PROPERTY...................................................................26
    SECTION 4.11 TAXES...................................................................................27
    SECTION 4.12 INTERESTED PARTY TRANSACTIONS...........................................................27
    SECTION 4.13 ABSENCE OF CERTAIN CHANGES OR EVENTS....................................................27
    SECTION 4.14 REGISTRATION STATEMENT AND PROXY STATEMENT..............................................27
    SECTION 4.15 REORGANIZATION..........................................................................28
    SECTION 4.16 BROKERS AND FINDERS.....................................................................28
    SECTION 4.17 OPINION OF FINANCIAL ADVISOR............................................................28
    SECTION 4.18 HAZARDOUS SUBSTANCES AND HAZARDOUS WASTE................................................28
    SECTION 4.19 TITAN ACQUIRING SUB OPERATIONS..........................................................29
    SECTION 4.20 DISCLOSURE..............................................................................29

ARTICLE V CONDUCT OF BUSINESS PENDING THE MERGER
    SECTION 5.1  TRANSITION MATTERS......................................................................30
    SECTION 5.2  CONDUCT OF BUSINESS BY PARENT AND TELEMATE PENDING THE MERGER...........................31
    SECTION 5.3  ACQUISITION TRANSACTIONS................................................................33

ARTICLE VI ADDITIONAL AGREEMENTS
    SECTION 6.1  ACCESS TO INFORMATION...................................................................34
    SECTION 6.2  REGISTRATION STATEMENT AND PROXY STATEMENT..............................................35
    SECTION 6.3  SHAREHOLDERS' APPROVALS.................................................................36
    SECTION 6.4  COMPLIANCE WITH THE SECURITIES ACT......................................................36
    SECTION 6.5  EXPENSES AND FEES.......................................................................36
    SECTION 6.6  AGREEMENT TO COOPERATE..................................................................37
    SECTION 6.7  PUBLIC STATEMENTS.......................................................................38
    SECTION 6.8  NOTIFICATION OF CERTAIN MATTERS.........................................................38
    SECTION 6.9  DIRECTORS' AND OFFICERS' INDEMNIFICATION................................................39
    SECTION 6.10 CORRECTIONS TO THE JOINT PROXY STATEMENT/PROSPECTUS AND REGISTRATION STATEMENT..........39
    SECTION 6.11 LISTING.................................................................................40

    SECTION 6.12 PARENT BOARD OF DIRECTORS...............................................................40
    SECTION 6.13 REVERSE STOCK SPLIT.....................................................................40
    SECTION 6.14 TELEMATE STOCK OPTION...................................................................41
    SECTION 6.15 EMPLOYEE STOCK PURCHASE PLAN............................................................41
    SECTION 6.16 EMPLOYEE BENEFITS.......................................................................41
    SECTION 6.17 PLAN OF REORGANIZATION..................................................................42
    SECTION 6.18 EXEMPTION FROM LIABILITY UNDER SECTION 16(b)............................................43

ARTICLE VII CONDITIONS
    SECTION 7.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER..............................43
    SECTION 7.2  ADDITIONAL CONDITIONS TO OBLIGATION OF TELEMATE TO EFFECT THE MERGER....................44
    SECTION 7.3  ADDITIONAL CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER......................45

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
    SECTION 8.1  TERMINATION.............................................................................46
    SECTION 8.2  EFFECT OF TERMINATION...................................................................47
    SECTION 8.3  AMENDMENT...............................................................................47
    SECTION 8.4  WAIVER..................................................................................48
    SECTION 8.5  TERMINATION FEES AND EXPENSES...........................................................48

ARTICLE IX GENERAL PROVISIONS
    SECTION 9.1  NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES..........................................49
    SECTION 9.2  NOTICES.................................................................................49
    SECTION 9.3  INTERPRETATION..........................................................................51
    SECTION 9.4  GOVERNING LAW...........................................................................51
    SECTION 9.5  ARBITRATION.............................................................................51
    SECTION 9.6  COUNTERPARTS, TELECOPIED SIGNATURES.....................................................51
    SECTION 9.7  ENTIRE AGREEMENT; PARTIES IN INTEREST...................................................51
    SECTION 9.8  INCORPORATION OF EXHIBITS AND SCHEDULES.................................................52
    SECTION 9.9  MISCELLANEOUS...........................................................................52

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated as of May 4, 2001 (the "AGREEMENT"), is by and among VERSO TECHNOLOGIES, INC., a Minnesota corporation ("PARENT"), TITAN ACQUIRING SUB, INC., a Delaware corporation (which shall be converted into a Georgia corporation as provided elsewhere herein) and a wholly owned subsidiary of Parent ("TITAN ACQUIRING SUB"), and TELEMATE.NET SOFTWARE, INC., a Georgia corporation ("TELEMATE"). Parent and Telemate are sometimes together referred to collectively as the "COMPANIES" and, individually, as a "COMPANY".

                                   WITNESSETH:

         WHEREAS, the Boards of Directors of Parent, Titan Acquiring Sub and Telemate have approved the merger of Titan Acquiring Sub with and into Telemate, upon the terms and subject to the conditions set forth herein (the "MERGER"), and deem it advisable and in the best interests of their respective shareholders that the Merger be consummated;

         WHEREAS, for federal income tax purposes, the parties intend to adopt this Agreement as a tax-free reorganization and to consummate the Merger in accordance with the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder;

         WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated by this Agreement (the "TRANSACTIONS"); and

         WHEREAS, concurrently with the execution of this Agreement and as an inducement to each Company to enter into this Agreement, (a) Parent has entered into a voting agreement substantially in the form attached hereto at Exhibit A-1, dated as of the date hereof, with each of Telemate's directors and senior executive officers, pursuant to which each such person has agreed, among other things, to vote all shares of Telemate Common Stock (as hereinafter defined) in favor of the transactions contemplated hereby, and (b) Telemate has entered into a voting agreement substantially in the form attached hereto at Exhibit A-2, dated as of the date hereof, with each of Parent's directors and senior executive officers, pursuant to which each such person has agreed to vote all shares of Parent Common Stock (as hereinafter defined) in favor of the transactions contemplated hereby;

         NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants contained herein, the parties hereto agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) and in accordance with the Georgia Business Corporation Code, as amended (the "GBCC"), Titan Acquiring Sub shall be merged with and into Telemate and the separate existence of Titan Acquiring Sub shall thereupon cease. Telemate shall be the surviving corporation in the Merger and a wholly-owned subsidiary of Parent and is hereinafter sometimes referred to as the "SURVIVING CORPORATION." Prior to the Effective Time, Parent and Titan Acquiring Sub shall take all action necessary to convert Titan Acquiring Sub into a Georgia corporation.

         SECTION 1.2 EFFECTIVE TIME OF THE MERGER. The Merger shall become effective at such time (the "EFFECTIVE TIME") as shall be stated in articles of merger, in a form mutually acceptable to Parent and Telemate, to be filed with the Secretary of State of the State of Georgia in accordance with the GBCC (the "MERGER FILING"), concurrently with the closing of the Transactions in accordance with Section 2.5.

         SECTION 1.3 ARTICLES OF INCORPORATION. The Articles of Incorporation of Telemate as in effect immediately prior to the Effective Time shall, after the Effective Time, be the Articles of Incorporation of the Surviving Corporation, and thereafter may be amended in accordance with their terms and as provided in the GBCC.

         SECTION 1.4 BYLAWS. The Bylaws of Telemate as in effect immediately prior to the Effective Time shall, after the Effective Time, be the Bylaws of the Surviving Corporation and (subject to Section 6.9 hereof) thereafter may be amended in accordance with their terms and as provided by the Articles of Incorporation of the Surviving Corporation and the GBCC.

         SECTION 1.5 OFFICERS. The officers of the Surviving Corporation after the Effective Time shall be the officers of Titan Acquiring Sub in office immediately prior to the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

         SECTION 1.6 DIRECTORS. The directors of the Surviving Corporation after the Effective Time shall be the directors of Titan Acquiring Sub in office immediately prior to the Effective Time, until their successors are elected or appointed and qualified or until their resignation or removal.

         SECTION 1.7 EFFECT OF MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Georgia law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Telemate and Titan Acquiring Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of

Telemate and Titan Acquiring Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

         SECTION 2.1 CONVERSION OF TELEMATE SHARES AND OPTIONS. At the Effective Time, by virtue of the Merger and without any action on the part of Telemate, Titan Acquiring Sub or any holder of any capital stock of Telemate:

                           (a)      Subject to paragraphs (b) and (d) of this
Section 2.1, each share of the common stock, par value $.01 per share, of Telemate (the "TELEMATE COMMON STOCK") issued and outstanding immediately prior to the Effective Time (other than shares of Telemate Common Stock held in treasury or shares of Telemate Common Stock held by Parent) shall be canceled and extinguished and automatically converted into the right to receive, without interest, a Pro Rata Portion of the Merger Consideration (as hereinafter defined).

                           (b)      For purposes hereof:

                           (i) "MERGER CONSIDERATION" shall mean a number of shares of fully paid and nonassessable shares of common stock, $.01 par value per share of Parent (the "PARENT COMMON STOCK"), equal to the sum of (x) $30.0 million less the amount by which the Unrestricted Cash (as hereinafter defined) is less than Minimum Cash Requirement (as hereinafter defined) divided by the Average Price (as hereinafter defined); plus
                  (y) the number of shares of Parent Common Stock that could be purchased (assuming the purchase price therefor equaled the greater of (A) the average closing price per share of Parent Common Stock, as reported on The NASDAQ National Market ("NASDAQ"), for the ten trading days immediately preceding the Closing Date (the "AVERAGE CLOSING PRICE") and (B) the closing price per share of Parent Common Stock on the trading day immediately preceding the Closing date) with the aggregate cash proceeds payable to Telemate upon exercise for cash of the vested portions of all outstanding Telemate Stock Options (as hereinafter defined) that have an exercise price per share less than the value of the shares of Parent Common Stock comprising the Exchange Ratio, where such shares are valued at the greater of (A) the Average Closing Price and (B) the closing price per share of Parent Common Stock on the trading day immediately preceding the Closing date, and vesting is determined as of the Effective Time (such Telemate Stock Options are referred to herein as the "TELEMATE IN-THE-MONEY OPTIONS");

                           (ii) "PRO RATA PORTION" shall mean one share of Telemate Common Stock divided by the sum of (x) all of the outstanding shares of

                  Telemate Common Stock plus (y) all of the shares of Telemate Common Stock issuable upon the exercise for cash of the vested portions of all Telemate In-the-Money Options;

                           (iii) "AVERAGE PRICE" shall mean the arithmetic average of the daily closing price per share, rounded to four decimal places, of the Parent Common Stock as reported on NASDAQ for each of the trading days in the period commencing on (and including) April 20, 2001 and ending on (and including) May 17, 2001; provided, however, that if (x) the Average Price as so determined is less than $0.85, then the Average Price for purposes of this Agreement shall be $0.85; or (y) the Average Price as so determined is more than $1.15, then the Average Price for purposes of this Agreement shall be $1.15;

                           (iv) "UNRESTRICTED CASH" shall mean the amount of cash and cash equivalents shown on Telemate's balance sheet prepared in accordance with generally accepted accounting principles consistently applied as of the Effective Time;

                           (v) "MINIMUM CASH REQUIREMENT" shall mean the amount equal to the sum of (x) $20.0 million plus (y) any of Telemate's unpaid restructuring or transaction costs in any way related to the Transactions, including, any unpaid severance amounts, less (z) the sum of (A) the amount (if any) (the "PURCHASE AMOUNT") used by Telemate to purchase certain convertible preferred shares to be issued by Parent pursuant to that certain Series B Preferred Stock Purchase Agreement by and between Telemate and Parent dated the date hereof (the "PREFERRED STOCK PURCHASE AGREEMENT") plus (B) if the Effective Time occurs after August 1, 2001, then one-half of the amount of Telemate's weekly costs (to the extent that such aggregate costs do not exceed $60,000.00 per week) attributable to personnel or activities required by Telemate to operate its business prior to the Effective Time and not intended to be retained or continued by Parent after the Effective Time for each week (or portion thereof) following August 1, 2001 in which the Effective Time does not occur plus
                  (C) accrued interest on the Purchase Amount at the rate of 7.5% per annum, compounded annually; and

                           (vi) "EXCHANGE RATIO" shall mean the number of shares of Parent Common Stock into which one share of Telemate Common Stock shall be converted in accordance with Section 2.1(a).

                           (c)      Each option or warrant granted by Telemate
to purchase shares of Telemate Common Stock that is outstanding and unexercised immediately prior thereto (an "TELEMATE STOCK OPTION"), whether vested or unvested at the Effective Time, shall cease to represent a right to acquire shares of Telemate Common Stock. Each Telemate Stock Option shall be converted automatically into an option to purchase a number of shares of Parent Common Stock (a "PARENT OPTION") equal to the number of shares of Telemate Common Stock that could be purchased under such Telemate Stock Option multiplied by the Exchange Ratio, at a price per share of Parent Common Stock equal to the per share exercise price of such Telemate Stock Option divided by the Exchange Ratio, in accordance with Section 6.14 of this Agreement; provided, however, that any fractional shares of Parent Common Stock resulting from such determination shall be rounded down to the nearest share. The adjustments provided herein with respect to any Telemate Stock Option that is an "incentive stock option" (as defined in section 422 of the Code) shall be and are intended to be effected in a manner that is consistent with section 424(a) of the Code;

                           (d)      Notwithstanding anything in this Agreement
to the contrary, any issued and outstanding shares of Telemate Common Stock held by a Telemate shareholder entitled to and validly exercising appraisal rights pursuant to Section 14-2-1302 of the GBCC (a "DISSENTING SHAREHOLDER") shall not be converted as described in Section 2.1(a) but, as of the Effective Time, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist and shall become the right to receive such consideration as may be determined to be due such Dissenting Shareholder pursuant to the laws of the State of Georgia; provided, however, that the shares of Telemate Common Stock outstanding immediately prior to the Effective Time and held by a Dissenting Shareholder who shall, after the Effective Time, withdraw his or her demand for appraisal or lose his or her right of appraisal, in either case pursuant to the GBCC, shall be deemed to be converted at the Effective Time into the right to receive shares of Parent Common Stock in accordance with Section 2.1(a). Telemate shall give Parent (i) prompt notice of any and all written demands for appraisal of shares of Telemate Common Stock received by Telemate and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demands; and

                           (e)      Each share of Telemate Common Stock held by
Telemate, and any shares of Telemate Common Stock owned by Parent, Titan Acquiring Sub or any other Subsidiary of Parent immediately prior to the Effective Time, other than shares under any existing employee benefit plan which are held by either Company as trustee, shall be cancelled and extinguished without any conversion thereof.

         SECTION 2.2 CONVERSION OF TELEMATE ACQUIRING SUB SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Telemate, Titan Acquiring Sub or Parent, each issued and outstanding share of common stock, $.01 par value per share, of Titan Acquiring Sub shall be converted into one share of common stock, $.01 par value per share of the Surviving Corporation.

         SECTION 2.3       EXCHANGE OF TELEMATE CERTIFICATES.

                           (a)      From and after the Effective Time, each
holder of an outstanding certificate which immediately prior to the Effective Time represented shares of Telemate Common Stock (individually, a "CERTIFICATE" and, collectively, the "CERTIFICATES") shall receive in exchange therefor, upon surrender thereof to an exchange agent reasonably satisfactory to Parent (the "EXCHANGE AGENT"), a certificate or certificates representing the number of whole shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.1 based on the Exchange Ratio. Notwithstanding any other provision of this Agreement, (i) until holders or transferees of Certificates have surrendered them for exchange as provided herein, no dividends or other distributions shall be paid with respect to any shares represented by such Certificates and no payment for fractional shares shall be made; and (ii) without regard to when such Certificates representing shares of Telemate Common Stock are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a Certificate, there shall be paid to the holder of such Certificate the amount of any dividends or other distributions which became payable, but which were not paid by reason of the foregoing, with respect to the number of whole shares of Parent Common Stock represented by the certificate or certificates issued upon such surrender. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, subject to Section 2.3(a) as to the payment of dividends, to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Telemate Common Stock shall have been converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 2.4 and any dividends or distributions payable pursuant to Section 2.3(a).

                           (b)      On the Closing Date, Parent shall make
available to the Exchange Agent, for the benefit of each holder of Telemate Common Stock, a sufficient number of certificates representing shares of Parent Common Stock required to effect the exchanges referred to in paragraph (a) above and cash for payment of any fractional shares referred to in Section 2.4.

                           (c)      Promptly after the Effective Time, the
Exchange Agent shall mail to each holder of record of a Certificate or Certificates (as shown on the books of Telemate's Exchange Agent as of the Effective Time) (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of the Certificates for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall reasonably require, the holder of such Certificates shall receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock into which the shares of Telemate Common Stock, heretofore represented by the Certificates so surrendered, shall have been converted pursuant to the provisions of Section 2.1 based on the Exchange Ratio, and the Certificates so surrendered shall be canceled. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such Parent Common Stock for the account of the persons entitled thereto.

                           (d)      Promptly following the date which is 12
months after the Effective Time, the Exchange Agent shall deliver to Parent all cash, certificates (including any Parent Common Stock) and other documents in its possession relating to the Transactions, and the Exchange Agent's duties shall terminate. Thereafter, any holders of Certificates shall contact Parent directly in order to exchange such Certificates for shares of Parent Common Stock.

         SECTION 2.4 NO FRACTIONAL SECURITIES. Notwithstanding any other provision of this Agreement, no certificates or scrip representing less than one share of Parent Common Stock shall be issued in the Merger, and no Parent Common Stock dividend, stock split or interest shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any other rights of a security holder. In lieu of any such fractional shares, each holder of shares of Telemate Common Stock who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange pursuant to this Article II shall be entitled to receive from the Exchange Agent a cash payment equal to such fraction multiplied by the closing price per share of Parent Common Stock, as reported by The Wall Street Journal (Eastern Edition), as of the close of business on the business day immediately preceding the Closing Date.

         SECTION 2.5 ADJUSTMENTS TO EXCHANGE RATIO. The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Telemate Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Telemate Common Stock occurring on or after the date hereof and prior to the Effective Time.

         SECTION 2.6 CLOSING. The closing (the "CLOSING") of the Transactions shall take place simultaneously at a location mutually agreeable to Telemate and Parent as promptly as practicable (but in any event within five business days) following the date on which the last of the conditions set forth in Article VII is fulfilled or waived or at such other time and place as Parent and Telemate shall agree. The date on which the Closing occurs is referred to in this Agreement as the "CLOSING DATE."

         SECTION 2.7 CLOSING OF TELEMATE TRANSFER BOOKS. At and after the Effective Time, holders of Certificates shall cease to have any rights as shareholders of Telemate, except for the right to receive shares of Parent Common Stock pursuant to Section 2.1 and the right to receive cash for payment of fractional shares pursuant to Section 2.4. At the Effective Time, the stock transfer books of Telemate shall be closed, and no transfer of shares of Telemate Common Stock which were outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, subject to the terms and conditions of this Agreement, Certificates are presented to Parent or the Surviving Corporation, they shall be canceled and exchanged for shares of Parent Common Stock in accordance with this Article II.

         SECTION 2.8 LOST, STOLEN, DESTROYED CERTIFICATES. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, certificates representing the shares of Parent Common Stock into which the shares of Telemate Common Stock represented by such Certificates were converted pursuant to Section 2.3, cash for fractional shares, if any, as may be required pursuant to Section
2.4 and any dividends or distributions payable pursuant to Section 2.3; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance of such certificates representing shares of Parent Common Stock, cash and other distributions, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         SECTION 2.9 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Telemate and Titan Acquiring Sub, the officers and directors of Telemate immediately prior to the Effective Time and Titan Acquiring Sub will take all such lawful and necessary action.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF TELEMATE

         Except as disclosed in the Telemate SEC Reports (as defined in Section 3.5) or as set forth in the Telemate Disclosure Schedule delivered by Telemate to Parent prior to the execution of this Agreement (the "TELEMATE DISCLOSURE SCHEDULE") (it being agreed that disclosure of any item in such schedules shall be deemed disclosure with respect to any section of this Agreement to which the reference of such item is reasonably apparent), Telemate represents and warrants to Parent that the following statements are true and correct as of the date hereof.

         SECTION 3.1       ORGANIZATION AND QUALIFICATION; NO SUBSIDIARIES.

                           (a)       Telemate is a corporation duly organized,
validly existing and in good standing under the laws of the state of Georgia and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Telemate is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have, or be reasonably expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Telemate, other than any change, circumstance or effect (i) relating to or resulting from the economy or securities markets in general, (ii) relating to or resulting from the industries in which Telemate or Parent operate and not uniquely relating to Telemate or Parent, or (iii) resulting from the announcement or existence of this Agreement or the Transactions (a "Telemate Material Adverse Effect"), and copies of good standing certificates evidencing such qualification will be delivered to Parent at or prior to the Closing, in each case bearing a date within 30 days prior to the Closing Date. True, accurate and complete copies of Telemate's Articles of Incorporation and Bylaws, in each case as in effect the date hereof, including all amendments thereto, have been delivered to Parent. All jurisdictions in which Telemate owns, uses or operates property, and any qualifications in such jurisdictions, are listed on Schedule 3.1.

                           (b)      Telemate has no Subsidiaries. Telemate has
neither agreed nor is obligated to make nor be bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or understanding of any nature, as of the date hereof or as may hereinafter be in effect (other than as set forth in this Agreement or in the Preferred Stock Purchase Agreement) under which it may become obligated to make, any future investment in or capital contribution to any other entity. Telemate does not, directly or indirectly, own equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other entity. As used in this Agreement, the term "SUBSIDIARY" shall mean, when used with reference to any person or entity, any corporation, partnership, limited liability company, joint venture or other entity of which such person or entity (either acting alone or together with its other Subsidiaries) owns, directly or indirectly, 50% or more of the capital stock or other voting interests, the holders of which are entitled to vote for the election of a majority of the board of directors or any similar governing body of such corporation, partnership, limited liability company, joint venture or other entity.

         SECTION 3.2       CAPITALIZATION.

                           (a)      On May 3, 2001, the authorized capital stock
of Telemate consisted of 100,000,000 shares of Telemate Common Stock and 20,000,000 shares of preferred stock, par value $.01 per share ("TELEMATE PREFERRED STOCK") of which a total of 300,000 shares have been designated as Series A Preferred Stock. As of May 3, 2001, (i) 9,201,703 shares of Telemate Common Stock were issued and outstanding, all of which were validly issued and were fully paid, nonassessable and free of preemptive rights, (ii) no shares of Telemate Preferred Stock were issued and outstanding, (iii) 3,528,853 shares of Telemate Common Stock were reserved for issuance pursuant to all Telemate plans governing the issuance and administration of Telemate Stock Options ("TELEMATE OPTION PLANS"), the Telemate Option Plans, (iv) 500,000 shares of Telemate Common Stock were reserved for issuance pursuant to the Telemate Employee Stock Purchase Plan, (v) no shares of Telemate Common Stock were reserved for issuance upon exercise of outstanding warrants and options not issued under the Telemate Option Plans, and (vi) no shares of Telemate Common Stock were reserved for issuance upon conversion of outstanding convertible debentures and outstanding convertible notes.

                           (b)      Except as set forth in subsection (a) above
or as otherwise contemplated by this Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, and also including any rights plan or other anti-takeover agreement, obligating Telemate to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Telemate or obligating Telemate to grant, extend or enter into any such agreement or commitment. Except as otherwise disclosed in the Telemate SEC Reports, there are no voting trusts, proxies or other agreements or understandings to which Telemate or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock of Telemate.

         SECTION 3.3       AUTHORITY; NON-CONTRAVENTION; APPROVALS.

                           (a)      Telemate has full corporate power and
authority to enter into this Agreement and, subject to the Telemate Shareholders' Approval (as defined in Section 6.3(a)) and the Telemate Required Statutory Approvals (as defined in Section 3.3(c)), to consummate the Transactions. This Agreement has been approved by the Board of Directors of Telemate, and no other corporate proceeding on the part of Telemate is necessary to authorize the execution and delivery of this Agreement and, except for the Telemate Shareholders' Approval, the consummation by Telemate of the Transactions. This Agreement has been duly executed and delivered by Telemate and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding agreement of Telemate, enforceable against it in accordance with its terms.

                           (b)      The execution and delivery of this Agreement
by Telemate do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Telemate under any of the terms, conditions or provisions of (i) the respective charters or bylaws of Telemate, (ii) other than as provided in Section 3.3(c), any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Telemate or any of its Subsidiaries or any of their respective properties or assets or (iii) except as set forth in Section 3.3(b) of the Telemate Disclosure Schedule, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Telemate is now a party or by which Telemate or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by Telemate of the Transactions will not result in any violation, conflict, breach, termination, acceleration or creation of liens under the immediately preceding sentence, subject: (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective Time) the Telemate Required Statutory Approvals and the Telemate Shareholder's Approval and (B) in the case of the terms, conditions or provisions described in clause
(iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b)(and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, result in a Telemate Material Adverse Effect.

                           (c)      Except for (i) the filing of the
Registration Statement and Joint Proxy Statement/Prospectus (as such terms are defined in Section 3.13) with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the declaration of the effectiveness by the SEC and filings with or approvals from various state blue sky authorities, (ii) the making of the Merger Filing, and (iii) any required filings with or approvals from NASDAQ or NASD (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "TELEMATE REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Telemate or the consummation by Telemate of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, result in a Telemate Material Adverse Effect.

         SECTION 3.4 REPORTS AND FINANCIAL STATEMENTS. Since September 28, 1999, Telemate has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. Telemate has previously made available to Parent, via its EDGAR filings where available, copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Reports on Form 10-K for the fiscal years ended December 31, 2000 and 1999, as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its Shareholders (whether annual or special), (ii) actions by written consent in lieu of a Shareholders' meeting, in each case from September 28, 1999 until the date hereof, and (c) all other reports, including quarterly reports, and registration statements filed by Telemate with the SEC since September 28, 1999 (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "Telemate SEC Reports"). As of their respective dates, the Telemate SEC Reports contained no untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited financial statements for the fiscal year ended December 31, 2000 and the two prior fiscal years (collectively, the "TELEMATE FINANCIAL STATEMENTS"), have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Telemate and its Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

         SECTION 3.5       EMPLOYEE BENEFIT PLANS; LABOR MATTERS; NO PARACHUTE
PAYMENTS.

                           (a)      Section 3.5(a) of the Telemate Disclosure
Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, whether legally enforceable or not, to which Telemate is a party, with respect to which Telemate has any obligation or which are maintained, contributed to or sponsored by Telemate for the benefit of any current or former employee, officer or director of Telemate (collectively, the "TELEMATE BENEFIT PLANS"). With respect to each Telemate Benefit Plan, Telemate has delivered, or prior to Closing will deliver, or make available to Parent a true, complete and correct copy of (i) such Telemate Benefit Plan and the most recent summary plan description related to such Telemate Benefit Plan, if a summary plan description is required therefor,
(ii) each trust agreement or other funding arrangement relating to such Telemate Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service ("IRS") with respect to such Telemate Benefit Plan,
(iv) the most recent actuarial report or financial statement relating to such Telemate Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such Telemate Benefit Plan, if it is qualified under Section 401(a) of the Code. Telemate does not have any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement,
(ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Telemate Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

                           (b)      None of the Telemate Benefit Plans is a
multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "MULTIEMPLOYER PLAN") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which Telemate could incur liability under
Section 4063 or 4064 of ERISA (a "MULTIPLE EMPLOYER PLAN"). None of the Telemate Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Telemate.

                           (c)      Each Telemate Benefit Plan has been
administered in all material respects in accordance with its terms and all contributions required to be made under the terms of any of the Telemate Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Telemate SEC Reports prior to the date of this Agreement. With respect to the Telemate Benefit Plans, no event has occurred and, to the knowledge of Telemate, there exists no condition or set of circumstances in connection with which Telemate could be subject to any liability under the terms of such Telemate Benefit Plans, ERISA, the Code or any other applicable law which would reasonably be expected to have, individually or in the aggregate, a Telemate Material Adverse Effect. No legal action, suit or claim is pending or, to the knowledge of Telemate, threatened with respect to any Telemate Benefit Plan (other than claims for benefits in the ordinary course).

                           (d)      Except as would not reasonably be expected
to have, individually or in the aggregate, a Telemate Material Adverse Effect:
(i) each Telemate Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Telemate Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Telemate Benefit Plan or the exempt status of any such trust; (ii) each trust maintained or contributed to by Telemate which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status; (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Telemate Benefit Plan; (iv) Telemate has not incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which could give rise to any such liability;
(v) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Telemate Benefit Plan; (vi) no Telemate Benefit Plan is subject to Title IV of ERISA; (vii) none of the assets of Telemate is the subject of any lien arising under Section 302(f) of ERISA or
Section 412(n) of the Code, Telemate has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code, and no fact or event exists which could give rise to any such lien or requirement to post any such security; (viii) all contributions, premiums or payments required to be made with respect to any Telemate Benefit Plan have been made on or before their due dates; and (ix) all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance.

                           (e)      Telemate is not a party to any collective
bargaining or other labor union contract applicable to persons employed by Telemate and no collective bargaining agreement is being negotiated by Telemate or any Subsidiary of Telemate. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Telemate pending or, to the knowledge of Telemate, threatened which may interfere with the respective business activities of Telemate, except where such dispute, strike or work stoppage would not reasonably be expected to have a Telemate Material Adverse Effect. As of the date of this Agreement, to the knowledge of Telemate, there is no charge or complaint against Telemate pending before the National Labor Relations Board or any comparable governmental entity pending or threatened in writing, except where such unfair labor practice, charge or complaint would not reasonably be expected to have a Telemate Material Adverse Effect.

                           (f)      Telemate has delivered or made available to
Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of Telemate providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of Telemate with or relating to its employees or consultants, and (iii) all plans, programs, agreements and other arrangements of Telemate with or relating to its employees or consultants which contain "change of control" provisions.

                           (g)      No employee of Telemate will be entitled to
any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Telemate Benefit Plan as a result of the Transactions. No amount payable, or economic benefit provided, by Telemate (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute payment" under Section 280G of the Code. No person is entitled to receive any additional payment from Telemate or any other person in the event that the excise tax of Section 4999 of the Code is imposed on such person.

         SECTION 3.6 CERTAIN TAX MATTERS. Neither Telemate nor, to the knowledge of Telemate, any of its affiliates has taken, agreed to take, or intends to take, any action that would reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368 of the Code. Telemate is not aware of any agreement, plan or other circumstances that would reasonably be expected to prevent the Merger from so qualifying under Section 368 of the Code.

         SECTION 3.7 CONTRACTS; DEBT INSTRUMENTS. There is no contract or agreement that is material to the business, financial condition or results of operations of Telemate that has not been disclosed in the Telemate SEC Reports. Telemate is not in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Telemate Material Adverse Effect. Set forth in Section 3.7 of the Telemate Disclosure Schedule is a description of any material changes to the amount and terms of the indebtedness of Telemate and its subsidiaries as described in the notes to the financial statements incorporated in Telemate's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

         SECTION 3.8 LITIGATION. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Telemate, threatened against Telemate before any governmental entity that would reasonably be expected to have, individually or in the aggregate, a Telemate Material Adverse Effect, and, except as disclosed to Parent, to the knowledge of Telemate, there are no existing facts or circumstances that would reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Except as disclosed to Parent, Telemate is not aware of any facts or circumstances which would reasonably be expected to result in the denial of insurance coverage under policies issued to Telemate in respect of such suits, claims, actions, proceedings and investigations for which Telemate has a reasonable expectation of obtaining insurance coverage, except in any case as would not reasonably be expected to have, individually or in the aggregate, a Telemate Material Adverse Effect or as a result of the execution of this Agreement and consummation of transactions hereunder. Telemate is not subject to any outstanding order, writ, injunction or decree which would reasonably be expected to have, individually or in the aggregate, a Telemate Material Adverse Effect.

         SECTION 3.9 INTELLECTUAL PROPERTY. Except as would not reasonably be expected to have, individually or in the aggregate, a Telemate Material Adverse Effect, (i) Telemate owns or possesses adequate licenses or other valid rights to use all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Telemate as currently conducted (collectively, the "TELEMATE IP"), free and clear of all liens, and (ii) Telemate is unaware of any assertion or claim challenging the ownership, use or validity of any of the foregoing.
Section 3.9 of the Telemate Disclosure Schedule contains a complete list of all Telemate IP. The licenses associated with the Telemate IP are valid and binding obligations of Telemate, enforceable in accordance with their terms, and there are no material breaches or defaults thereunder. To the knowledge of Telemate, the conduct of the business of Telemate as currently conducted does not infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, copyright or copyright right of any third party that would reasonably be expected to have, individually or in the aggregate, a Telemate Material Adverse Effect. To the knowledge of Telemate, there are no infringements of any proprietary rights owned by or licensed by or to Telemate that could reasonably be expected to have, individually or in the aggregate, a Telemate Material Adverse Effect.

         SECTION 3.10 TAXES. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Telemate Material Adverse Effect, (i)

Telemate has timely filed or shall timely file all returns and reports required to be filed by it with any taxing authority, taking into account any extension of time to file granted to or obtained on behalf of Telemate, (ii) all taxes shown to be payable on such returns or reports have been or will be paid, (iii) as of the date hereof, no deficiencies for any amount of tax have been asserted or assessed by any taxing authority against Telemate that are not adequately reserved for, and (iv) the most recent financial statements contained in the Telemate SEC Reports reflect an adequate reserve in accordance with GAAP for all taxes payable by Telemate for all taxable periods and portions thereof accrued through the date of such financial statements.

         SECTION 3.11 INTERESTED PARTY TRANSACTIONS. Except for transactions of the type described in the Telemate SEC Reports which have occurred since December 31, 2000 in the ordinary course of business, since December 31, 2000, no executive officer, director or Shareholder of Telemate has engaged in any business dealings with Telemate (other than any such business dealings that would not be required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act filed on the date hereof).

         SECTION 3.12 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2000, there has not been (i) any change that would result in a Telemate Material Adverse Effect , (ii) any event or occurrence which, insofar as can be reasonably foreseen, would in the future result in a Telemate Material Adverse Effect, or (iii) any entry into a commitment or transaction material to Telemate taken as a whole (including any merger, acquisition, borrowing of money or sales of assets), except in the ordinary course of business consistent with past practice or undertaken with the knowledge of Parent.

         SECTION 3.13 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by Telemate for inclusion in (i) the Registration Statement on Form S-4 to be filed under the Securities Act with the SEC in connection with the Merger for the purpose of registering the shares of Parent Common Stock to be issued in the Merger (the "REGISTRATION STATEMENT") or (ii) the proxy statement to be distributed in connection with Telemate's and Parent's meetings of their respective Shareholders to vote upon this Agreement and the Transactions, and any amendments thereof or supplements thereto (the "PROXY STATEMENT" and, together with the prospectus included in the Registration Statement, the "JOINT PROXY STATEMENT/PROSPECTUS") will, in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement and at the time of the meetings of shareholders of Parent and Telemate to be held in connection with the Transactions, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the shareholders of Parent and Telemate, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements, in the light of the circumstances under which they are made, not misleading.

         SECTION 3.14 REORGANIZATION. Telemate has not willfully taken or agreed to take any action, nor does it intend to take or have any knowledge of any fact or circumstance, that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 3.15 BROKERS AND FINDERS. Telemate has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Telemate to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the Transactions, except The Robinson-Humphrey Company, LLC ("ROBINSON-HUMPHREY"), whose fees and expenses will be paid by Telemate in accordance with Telemate's agreement with Robinson-Humphrey, based upon arrangements made by or on behalf of Telemate and previously disclosed to Parent.

         SECTION 3.16 OPINION OF FINANCIAL ADVISOR. Robinson-Humphrey has rendered an opinion to the Board of Directors of Telemate to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Telemate Common Stock from a financial point of view; it being understood and acknowledged by Telemate that such opinion has been rendered for the benefit of the Board of Directors of Telemate and is not intended to, and may not, be relied upon by Parent, its affiliates or their respective Subsidiaries. Robinson-Humphrey has authorized the inclusion of its opinion in the Joint Proxy Statement/Prospectus.

         SECTION 3.17      HAZARDOUS SUBSTANCES AND HAZARDOUS WASTE.

                           (a)      There is not now, nor has there ever been,
any disposal, release or threatened release of Hazardous Material (as defined below) on, from or under properties now or ever owned or leased by or to Telemate (the "TELEMATE PROPERTIES"), and there has not been generated by or on behalf of Telemate any Hazardous Material that would result in a material adverse effect to the business of Telemate. No Hazardous Material has been disposed of or allowed to be disposed of by Telemate, by any other party, on or off any of the Telemate Properties during the period that Telemate owned or leased the property which may give rise under applicable Environmental Law to a clean-up responsibility, personal injury liability or property damage claim against Telemate or Telemate being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against Telemate. For purposes of this subsection, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The term "Hazardous Material" means any material or substance which is (i) defined as a "hazardous waste" or a "hazardous substance" under applicable Law, (ii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act,
(iii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, or (iv) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The term "Environmental Laws" means any law, statute, ordinance, rule or regulation of any governmental authority for which the primary purpose is to control pollution and protect the environment, including the statutes referenced above in this paragraph.

                           (b)      None of Telemate's operations at the
Telemate Properties is (or, with respect to past Telemate Properties and Telemate Properties of former Subsidiaries, was at the time of disposition) in violation of any Environmental Law (with respect to past Telemate Properties and Telemate Properties of former Subsidiaries, Environmental Laws in effect at the time of disposition) relating to industrial hygiene or to the environmental conditions on, under or about such Telemate Properties, including soil and ground water condition and there are (or at the time of disposition there were) no underground tanks or related piping, conduits or related structures used by Telemate in the conduct of its business at such properties. During the period that Telemate owned or leased the Telemate Properties, neither Telemate nor any third party used, generated, manufactured or stored on, under or about such Telemate Properties or transported to or from such Telemate Properties any Hazardous Material.

         SECTION 3.18 DISCLOSURE. The representations and warranties of Telemate in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein not misleading.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF PARENT
                             AND TITAN ACQUIRING SUB

         Except as disclosed in the Parent SEC Reports (as defined in Section
4.5 hereof) or as set forth in the Parent Disclosure Schedule delivered by Parent to Telemate prior to the execution of this Agreement (the "PARENT DISCLOSURE SCHEDULE") (it being agreed that disclosure of any item in such schedules shall be deemed disclosure with respect to any section of this Agreement to which the reference of such item is reasonably apparent), Parent and Titan Acquiring Sub jointly and severally represent and warrant to Telemate that the following statements are true and correct as of the date hereof.

         SECTION 4.1 ORGANIZATION AND QUALIFICATION. Each of Parent and Titan Acquiring Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Titan Acquiring Sub is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing will not, when taken together with all other such failures, have, or be reasonably expected to have, a material adverse effect on the business, operations, properties, assets, condition (financial or other) or results of operations of Parent and its Subsidiaries, taken as a whole, other than any change, circumstance or effect (i) relating to or resulting from the economy or securities markets in general, (ii) relating to or resulting from the industries in which Telemate or Parent operate and not uniquely relating to Telemate or Parent, or
(iii) resulting from the announcement or existence of this Agreement or the Transactions (a "PARENT MATERIAL ADVERSE EFFECT"), and copies of good standing certificates evidencing such qualification will be delivered to Telemate at or prior to the Closing, in each case bearing a date within 30 days prior to the Closing Date.

         SECTION 4.2       CAPITALIZATION.

                           (a)      On May 3, 2001, the authorized capital stock
of Parent consists of 100,000,000 shares of Parent Common Stock, $.01 par value per share, and 1,000,000 shares of preferred stock, par value $.01 per share ("PARENT PREFERRED STOCK"). As of May 3, 2001, (i) 51,257,418 shares of Parent Common Stock were issued and outstanding, all of which were validly issued and are fully paid, nonassessable and free of preemptive rights, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) 11,811,726 shares of Parent Common Stock were reserved for issuance pursuant to one or more plans of Parent governing the issuance and administration of Parent Options (the "PARENT OPTION PLANS"), (iv) 20,775,204 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding warrants and options not issued under the Parent Option Plans, and (v) 1,420,618 shares of Parent Common Stock were reserved for issuance upon conversion of outstanding convertible debentures and outstanding convertible notes.

                           (b)      Except as set forth in subsection (a) above,
Section 4.2 of the Parent Disclosure Schedule, or as otherwise contemplated by this Agreement, there are no outstanding subscriptions, options, calls, contracts, commitments, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement and also including any rights plan or other anti-takeover agreement, obligating Parent or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Parent or obligating Parent or any of its Subsidiaries to grant, extend or enter into any such agreement or commitment. Except as otherwise disclosed in the Parent SEC Reports, there are no voting trusts, proxies or other agreements or understandings to which Parent or any of its Subsidiaries is a party or is bound with respect to the voting of any shares of capital stock of Parent.

         SECTION 4.3 SUBSIDIARIES. Identified on Schedule 4.3 of the Parent Disclosure Schedule is each direct and indirect Subsidiary of Parent. Each such Subsidiary (i) is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted; and (ii) is qualified to do business, and is in good standing, in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, all such qualifications being listed in Section 4.3 of the Parent Disclosure Schedule, except in all cases where the failure to be so qualified and in good standing would not, when taken together with all such other failures, result in a Parent

Material Adverse Effect. At or prior to Closing, copies of good standing certificates evidencing such qualification will be delivered to Telemate in each case bearing a date within 30 days prior to the Closing Date. All of the outstanding shares of capital stock or other equity interests of each Subsidiary of Parent are validly issued, fully paid, nonassessable and free of preemptive rights, and are owned directly or indirectly by Parent, free and clear of any liens, claims or encumbrances, except that such shares are pledged to secure Parent's credit facilities. There are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions or arrangements relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock or other equity interests of any corporate Subsidiary of Parent, including any right of conversion or exchange under any outstanding security, instrument or agreement.

         SECTION 4.4       AUTHORITY; NON-CONTRAVENTION; APPROVALS.

                           (a)      Each of Parent and Titan Acquiring Sub has
full corporate power and authority to enter into this Agreement and, subject to the Parent Shareholders' Approval (as defined in Section 6.3(b)) and the Parent Required Statutory Approvals (as defined in Section 4.4(c)), to consummate the Transactions. This Agreement has been approved by the Board of Directors of each of Parent and Titan Acquiring Sub, and no other corporate proceeding on the part of Parent or Titan Acquiring Sub, is necessary to authorize the execution and delivery of this Agreement and, except for the Parent Shareholders' Approval, the consummation by Parent and Titan Acquiring Sub of the Transactions. This Agreement has been duly executed and delivered by each of Parent and Titan Acquiring Sub and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a valid and legally binding agreement of each of Parent and Titan Acquiring Sub, enforceable against each in accordance with its terms.

                           (b)      The execution and delivery of this Agreement
by each of Parent and Titan Acquiring Sub do not violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under any of the terms, conditions or provisions of (i) the respective charters or by-laws of Parent or any of its Subsidiaries (subject to the approval of the Capital Increase (as defined in Section 6.3(b))), (ii) other than as provided in Section 4.4(c), any statute, law, ordinance, rule, regulation, judgment, decree, order, injunction, writ, permit or license of any court or governmental authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (iii) except as set forth in Section 4.4(b) of the Parent Disclosure Schedule, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument, obligation or agreement of any kind to which Parent or any of its Subsidiaries is now a party or by which Parent or any of its Subsidiaries or any of their respective properties or assets may be bound or affected. The consummation by each of Parent and Titan

Acquiring Sub of the Transactions will not result in any violation, conflict, breach, termination, acceleration or creation of liens under the immediately preceding sentence, subject (A) in the case of the terms, conditions or provisions described in clause (ii) above, to obtaining (prior to the Effective
Time) the Parent Required Statutory Approvals and the Parent Shareholder's Approval and (B) in the case of the terms, conditions or provisions described in clause (iii) above, to obtaining (prior to the Effective Time) consents required from commercial lenders, lessors or other third parties. Excluded from the foregoing sentences of this paragraph (b), insofar as they apply to the terms, conditions or provisions described in clauses (ii) and (iii) of the first sentence of this paragraph (b) (and whether resulting from such execution and delivery or consummation), are such violations, conflicts, breaches, defaults, terminations, accelerations or creations of liens, security interests, charges or encumbrances that would not, in the aggregate, result in a Parent Material Adverse Effect.

                           (c)      Except for (i) the filing of the
Registration Statement and Joint Proxy Statement/Prospectus with the SEC pursuant to the Exchange Act and the Securities Act, and the declaration of the effectiveness thereof by the SEC and filings with various or approvals from state blue sky authorities, (ii) the making of the Merger Filing, (iii) and any required filings with or approvals from the NASDAQ or NASD (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "PARENT REQUIRED STATUTORY APPROVALS"), no declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental or regulatory body or authority is necessary for the execution and delivery of this Agreement by Parent or the consummation by Parent of the Transactions, other than such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained, as the case may be, would not, in the aggregate, result in a Parent Material Adverse Effect.

         SECTION 4.5 REPORTS AND FINANCIAL STATEMENTS. Since January 1, 1998, Parent has filed with the SEC all forms, statements, reports and documents (including all exhibits, post-effective amendments and supplements thereto) required to be filed by it under each of the Securities Act, the Exchange Act and the respective rules and regulations thereunder, all of which, as amended if applicable, complied when filed in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder. No Subsidiary of Parent is required to file any form, report or other document with the SEC. Parent has previously made available to Telemate, via its EDGAR filings where available, copies (including all exhibits, post-effective amendments and supplements thereto) of its (a) Annual Reports on Form 10-K (as amended on Form 10-K/A) for the fiscal years ended December 31, 2000, 1999 and 1998 as filed with the SEC, (b) proxy and information statements relating to (i) all meetings of its shareholders (whether annual or special) and (ii) actions by written consent in lieu of a shareholders' meeting, in each case from January 1, 1998 until the date hereof, and (c) all other reports, including quarterly reports, and registration statements filed by Parent with the SEC since January 1, 1998 (the documents referred to in clauses (a), (b) and (c) are collectively referred to as the "PARENT SEC REPORTS"). As of their respective dates, the Parent SEC Reports did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited financial statements for the fiscal year ended December 31, 2000 and the two prior fiscal years (collectively, the "PARENT FINANCIAL STATEMENTS"), have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present the financial position of Parent and its Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended.

         SECTION 4.6       EMPLOYEE BENEFIT PLANS; LABOR MATTERS; NO PARACHUTE
PAYMENTS.

                           (a)      Section 4.6(a) of the Parent Disclosure
Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, whether legally enforceable or not, to which Parent or any Subsidiary of Parent is a party, with respect to which Parent or any Subsidiary of Parent has any obligation or which are maintained, contributed to or sponsored by Parent or any Subsidiary of Parent for the benefit of any current or former employee, officer or director of Parent or any Subsidiary of Parent (collectively, the "PARENT BENEFIT PLANS"). With respect to each Parent Benefit Plan, Parent has delivered, or prior to Closing will deliver, or make available to Parent a true, complete and correct copy of (i) such Parent Benefit Plan and the most recent summary plan description related to such Parent Benefit Plan, if a summary plan description is required therefor, (ii) each trust agreement or other funding arrangement relating to such Parent Benefit Plan, (iii) the most recent annual report (Form 5500) filed with the IRS) with respect to such Parent Benefit Plan,
(iv) the most recent actuarial report or financial statement relating to such Parent Benefit Plan and (v) the most recent determination letter issued by the IRS with respect to such Parent Benefit Plan, if it is qualified under Section 401(a) of the Code. Neither Parent nor any Subsidiary of Parent has any express or implied commitment, whether legally enforceable or not, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual or (iii) to modify, change or terminate any Parent Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

                           (b)      None of the Parent Benefit Plans is a
Multiemployer Plan or a Multiple Employer Plan. None of the Parent Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of Parent or any Subsidiary of Parent.

                           (c)      Each Parent Benefit Plan has been
administered in all material respects in accordance with its terms and all contributions required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in Parent Reports prior to the date of this Agreement. With respect to the Parent Benefit Plans, no event has occurred and, to the knowledge of Parent, there exists no condition or set of circumstances in connection with which Parent or any Subsidiary of Parent could be subject to any liability under the terms of such Parent Benefit Plans, ERISA, the Code or any other applicable law which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. No legal action, suit or claim is pending or, to the knowledge of Parent, threatened with respect to any Parent Benefit Plan (other than claims for benefits in the ordinary course).

                           (d)      Except as would not reasonably be expected
to have, individually or in the aggregate, a Parent Material Adverse Effect: (i) each Parent Benefit Plan which is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and each trust established in connection with any Parent Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Parent Benefit Plan or the exempt status of any such trust; (ii) each trust maintained or contributed to by Parent or any Subsidiary of Parent which is intended to be qualified as a voluntary employees' beneficiary association and which is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code has received a favorable determination letter from the IRS that it is so qualified and so exempt, and no fact or event has occurred since the date of such determination by the IRS to adversely affect such qualified or exempt status; (iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Parent Benefit Plan; (iv) neither Parent nor any Subsidiary of Parent has incurred any liability for any penalty or tax arising under Section 4971, 4972, 4980, 4980B or 6652 of the Code or any liability under Section 502 of ERISA, and no fact or event exists which could give rise to any such liability; (v) no complete or partial termination has occurred within the five years preceding the date hereof with respect to any Parent Benefit Plan; (vi) no Parent Benefit Plan is subject to Title IV of ERISA; (vii) none of the assets of Parent or any Subsidiary of Parent is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code, neither Parent nor any Subsidiary of Parent has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code, and no fact or event exists which could give rise to any such lien or requirement to post any such security; (viii) all contributions, premiums or payments required to be made with respect to any Parent Benefit Plan have been made on or before their due dates; and (ix) all such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any government entity and no fact or event exists which could give rise to any such challenge or disallowance.

                           (e)      Neither Parent nor any Subsidiary of Parent
is a party to any collective bargaining or other labor union contract applicable to persons employed by Parent or any Subsidiary of Parent and no collective bargaining agreement is being negotiated by Parent or any Subsidiary of Parent. As of the date of this Agreement, there is no labor dispute, strike or work stoppage against Parent or any Subsidiary of Parent pending or, to the knowledge of Parent, threatened which may interfere with the respective business activities of Parent or any Subsidiary of Parent, except where such dispute, strike or work stoppage would not reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, to the knowledge of Parent, there is no charge or complaint against Parent or any Subsidiary of Parent pending before the National Labor Relations Board or any comparable governmental entity pending or threatened in writing, except where such unfair labor practice, charge or complaint would not reasonably be expected to have a Parent Material Adverse Effect.

                           (f)      Parent has delivered or made available to
Parent true, complete and correct copies of (i) all employment agreements with officers and all consulting agreements of Parent and each Subsidiary of Parent providing for annual compensation in excess of $100,000, (ii) all severance plans, agreements, programs and policies of Parent and each Subsidiary of Parent with or relating to their respective employees or consultants, and (iii) all plans, programs, agreements and other arrangements of Parent and each Subsidiary of Parent with or relating to their respective employees or consultants which contain "change of control" provisions.

                           (g)      No employee of Parent or its Subsidiaries
will be entitled to any additional benefits or an acceleration of the time of payment or vesting of any benefits under any of Parent Benefit Plan as a result of the Transactions. No amount payable, or economic benefit provided, by Parent or its Subsidiaries (including any acceleration of the time of payment or vesting of any benefit) could be considered an "excess parachute payment" under
Section 280G of the Code. No person is entitled to receive any additional payment from Parent or its Subsidiaries or any other person in the event that the excise tax of Section 4999 of the Code is imposed on such person.

         SECTION 4.7 CERTAIN TAX MATTERS. Neither Parent nor, to the knowledge of Parent, any of its affiliates has taken, or agreed to take, or intends to take any action that would reasonably be expected to prevent the Merger from constituting a transaction qualifying under Section 368 of the Code. Parent is not aware of any agreement, plan or other circumstances that would reasonably be expected to prevent the Merger from so qualifying under Section 368 of the Code.

         SECTION 4.8 CONTRACTS; DEBT INSTRUMENTS. There is no contract or agreement that is material to the business, financial condition or results of operations of Parent and its Subsidiaries taken as a whole. Neither Parent nor any Subsidiary of Parent is in violation of or in default under (nor does there exist any condition which with the passage of time or the giving of notice would reasonably be expected to cause such a violation of or default under) any loan or credit agreement, note, bond, mortgage, indenture or lease, or any other contract, license, agreement, arrangement or understanding to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Set forth in
Schedule 4.8 is a description of any material changes to the amount and terms of the indebtedness of Parent and its subsidiaries as described in the notes to the financial statements incorporated in Parent's Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

         SECTION 4.9 LITIGATION. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any Subsidiary of Parent before any governmental entity that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and, except as disclosed to Parent, to the knowledge of Parent, there are no existing facts or circumstances that would reasonably be expected to result in such a suit, claim, action, proceeding or investigation. Except as disclosed to Telemate, Parent is not aware of any facts or circumstances which would reasonably be expected to result in the denial of insurance coverage under policies issued to Parent and its Subsidiaries in respect of such suits, claims, actions, proceedings and investigations for which Parent has a reasonable expectation of obtaining insurance coverage, except in any case as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or as a result of the execution of this Agreement and consummation of transactions hereunder. Neither Parent nor any Subsidiary of Parent is subject to any outstanding order, writ, injunction or decree which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

         SECTION 4.10 INTELLECTUAL PROPERTY. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent applications, patent rights, trademarks, trademark rights, trade names, trade dress, trade name rights, copyrights and copyright registrations and applications, copyright rights, service marks, trade secrets, applications for trademarks and for service marks, know- how and other proprietary rights and information used or held for use in connection with the respective businesses of Parent and its Subsidiaries as currently conducted (collectively, the "PARENT IP"), free and clear of all liens other than those in favor of PNC Bank, National Association ("PNC"), and (ii) Parent is unaware of any assertion or claim challenging the ownership, use or validity of any of the foregoing. The licenses associated with the Parent IP are valid and binding obligations of Parent, enforceable in accordance with their terms, and there are no material breaches or defaults thereunder. The conduct of the respective businesses of Parent and its Subsidiaries as currently conducted does not infringe upon any patent, patent right, license, trademark, trademark right, trade dress, trade name, trade name right, service mark, copyright or copyright right of any third party that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, there are no infringements of any proprietary rights owned by or licensed by or to Parent or any Subsidiary of Parent that could reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

         SECTION 4.11 TAXES. Except for such matters that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) Parent and each of its Subsidiaries has timely filed or shall timely file all returns and reports required to be filed by it with any taxing authority, taking into account any extension of time to file granted to or obtained on behalf of Parent and its Subsidiaries, (ii) all taxes shown to be payable on such returns or reports have been or will be paid, (iii) as of the date hereof, no deficiencies for any amount of tax have been asserted or assessed by any taxing authority against Parent or any Subsidiary of Parent that are not adequately reserved for, and
(iv) the most recent financial statements contained in the Parent SEC Reports reflect an adequate reserve in accordance with GAAP for all taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

         SECTION 4.12 INTERESTED PARTY TRANSACTIONS. Except for transactions of the type described in the Parent SEC Reports which have occurred since December 31, 2000 in the ordinary course of business, since December 31, 2000, no executive officer, director or shareholder of Parent or any of its Subsidiaries has engaged in any business dealings with Parent or any of its Subsidiaries (other than any such business dealings that would not required to be disclosed in a proxy statement satisfying the requirements of Regulation 14A promulgated under the Exchange Act filed on the date hereof).

         SECTION 4.13 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 2000, there has not been (i) any change that would result in a Parent Material Adverse Effect, (ii) any event or occurrence which, insofar as can be reasonably foreseen, would in the future result in a Parent Material Adverse Effect, or (iii) any entry into a commitment or transaction material to Parent and its Subsidiaries taken as a whole (including any merger, acquisition, borrowing of money or sales of assets), except in the ordinary course of business consistent with past practice.

         SECTION 4.14 REGISTRATION STATEMENT AND PROXY STATEMENT. None of the information to be supplied by Parent or its Subsidiaries for inclusion in
(i) the Registration Statement or (ii) Joint Proxy Statement/Prospectus will, in the case of the Proxy Statement, at the time of the mailing of the Proxy Statement, and at the time of the meetings of shareholders of Parent and Telemate to be held in connection with the Transactions, or, in the case of the Registration Statement, as amended or supplemented, at the time it becomes effective and at the time of such meetings of the Shareholders of Telemate and Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/ Prospectus will, as of its mailing date, comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, except that no representation is made by Parent with respect to information supplied by Telemate or the Shareholders of Telemate for inclusion in the Joint Proxy Statement/Prospectus.

         SECTION 4.15 REORGANIZATION. None of Parent or its Subsidiaries has taken, agreed to take, or intends to take any action or has any knowledge of any fact or circumstance that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

         SECTION 4.16 BROKERS AND FINDERS. Parent has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Parent to pay any finder's fees, brokerage or agent commissions or other like payments in connection with the Transactions, except C.E. Unterberg, Towbin ("PARENT BANKER"), whose fees and expenses will be paid by Parent in accordance with Parent's agreement with Parent Banker, based upon arrangements made by or on behalf of Parent and previously disclosed to Telemate.

         SECTION 4.17 OPINION OF FINANCIAL ADVISOR. Parent Banker has rendered an opinion to the Board of Directors of Parent to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Parent Common Stock from a financial point of view; it being understood and acknowledged by Parent that such opinion has been rendered for the benefit of the Board of Directors of Parent and is not intended to, and may not, be relied upon by Telemate, its affiliates or their respective Subsidiaries. Parent Banker has authorized the inclusion of its opinion in the Joint Proxy Statement/Prospectus.

         SECTION 4.18      HAZARDOUS SUBSTANCES AND HAZARDOUS WASTE.

                           (a)      There is not now, nor has there ever been,
any disposal, release or threatened release of Hazardous Material (as defined below) on, from or under properties now or ever owned or leased by or to Parent or its Subsidiaries (the "PARENT PROPERTIES"), and there has not been generated by or on behalf of Parent or its Subsidiaries any Hazardous Material that would result in a material adverse effect to the business of Parent or its Subsidiaries, taken as a whole. No Hazardous Material has been disposed of or allowed to be disposed of by Parent or its Subsidiaries, by any other party, on or off any of the Parent Properties during the period that Parent or its Subsidiaries owned or leased the property which may give rise under applicable Environmental Law to a clean-up responsibility, personal injury liability or property damage claim against Parent or its Subsidiaries or Parent or its Subsidiaries being named a potentially responsible party for any such clean-up costs, personal injuries or property damage or create any cause of action by any third party against Parent or its Subsidiaries. For purposes of this subsection, the terms "disposal," "release," and "threatened release" shall have the definitions assigned thereto by the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The term "Hazardous Material" means any material or substance which is (i) defined as a "hazardous waste" or a "hazardous substance" under applicable Law, (ii) designated as a "hazardous substance" pursuant to Section 311 of the Federal Water Pollution Control Act, (iii) defined as a "hazardous waste" pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, or (iv) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended. The term "Environmental Laws" means any law, statute, ordinance, rule or regulation of any governmental authority for which the primary purpose is to control pollution and protect the environment, including the statutes referenced above in this paragraph.

                           (b)      None of Parent or its Subsidiaries'
operations at the Parent Properties is (or, with respect to past Parent Properties and Parent Properties of former Subsidiaries, was at the time of disposition) in violation of any Environmental Law (with respect to past Parent Properties and Parent Properties of former Subsidiaries, Environmental Laws in effect at the time of disposition) relating to industrial hygiene or to the environmental conditions on, under or about such Parent Properties, including soil and ground water condition and there are (or at the time of disposition there were) no underground tanks or related piping, conduits or related structures used by Parent or its Subsidiaries in the conduct of its business at such properties. During the period that Parent or its Subsidiaries owned or leased the Parent Properties, neither Parent nor its Subsidiaries nor any third party used, generated, manufactured or stored on, under or about such Parent Properties or transported to or from such Parent Properties any Hazardous Material.

         SECTION 4.19 TITAN ACQUIRING SUB OPERATIONS. Titan Acquiring Sub was formed solely for the purpose of engaging in the Transactions and has not
(a) engaged in any business activities, (b) conducted any operations other than in connection with the Transactions or (c) incurred any liabilities other than in connection with the Transactions.

         SECTION 4.20 DISCLOSURE. To the knowledge of Parent and Titan Acquiring Sub, the representations and warranties of Parent and Titan Acquiring Sub in this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein not misleading.

                                    ARTICLE V
                     CONDUCT OF BUSINESS PENDING THE MERGER

         SECTION 5.1       TRANSITION MATTERS.

                           (a)      Upon the execution and delivery of this
Agreement, Telemate and Parent shall establish a committee (the "STEERING COMMITTEE") for the purpose of, to the extent permitted by applicable laws, facilitating the full exchange of information concerning the business, operations, capital spending, budgets, and financial results of Parent and Telemate between such date and the Closing Date (the "INTERIM PERIOD") and otherwise facilitating the efficient transition and combination of the respective businesses of Parent and Telemate as promptly as practicable following the Closing. The Steering Committee at all times shall consist of two individuals to be designated from time to time by the Chairman of the Board of Directors of Parent and two individuals to be designated from time to time by the Chairman of the Board of Directors of Telemate and will be chaired by Parent. All material decisions of the Steering Committee, which shall be dissolved as of the Closing, shall be mutually agreed upon by Parent and Telemate and shall be deemed to be in compliance with Telemate's obligations and covenants set forth in Section 5.2 hereof.

                           (b)      Telemate shall indemnify and hold harmless
Parent and those employees of Parent who render services to Telemate during the Interim Period under this Agreement (including those employees who serve on the Steering Committee) from and against any claims or liabilities asserted against them relating to their services to Telemate hereunder (and Telemate hereby forever releases Parent and such persons from any claims by or liabilities to Telemate arising from or relating to such services), provided that (i) such claims or liabilities did not result from acts or omissions (x) not in good faith or (y) which involve intentional misconduct or a knowing violation of law and (ii) such services were rendered in a manner reasonably and in good faith believed to be in or not opposed to the best interests of Telemate.

                           (c)      Parent shall indemnify and hold harmless
Telemate and those employees of Telemate who render services to Parent during the Interim Period under this Agreement (including those employees who serve on the Steering Committee) from and against any claims or liabilities asserted against them relating to their services to Parent hereunder (and Parent hereby forever releases Telemate and such persons from any claims by or liabilities to Parent arising from or relating to such services), provided that (i) such claims or liabilities did not result from acts or omissions (x) not in good faith or (y) which involve intentional misconduct or a knowing violation of law and (ii) such services were rendered in a manner reasonably and in good faith believed to be in or not opposed to the best interests of Parent.

                           (d)      During the Interim Period, Parent shall
cause all of its employees made available to Telemate pursuant to this Agreement to use their best efforts to (i) avoid doing anything to the competitive disadvantage of Telemate vis-a-vis Parent, (ii) not use to the advantage of Parent any confidential information of Telemate obtained while performing services for or on behalf of Telemate, (iii) not solicit any employees of Telemate to terminate their relationship with Telemate, and (iv) if requested by Telemate to do so, cause each such employee of Parent to execute confidentiality and non-solicitation agreements in customary form in accordance with the foregoing.

                           (e)      During the Interim Period, Telemate shall
cause all of its employees made available to Parent pursuant to this Agreement to use their best efforts to (i) avoid doing anything to the competitive disadvantage of Parent vis-a-vis Telemate, (ii) not use to the advantage of Telemate any confidential information of Parent obtained while performing services for or on behalf of Parent, (iii) not solicit any employees of Parent to terminate their relationship with Parent, and (iv) if requested by Parent to do so, cause each such employee of Telemate to execute confidentiality and non-solicitation agreements in customary form in accordance with the foregoing.

         SECTION 5.2 CONDUCT OF BUSINESS BY PARENT AND TELEMATE PENDING THE MERGER. Subject to Section 5.1 above, or except as otherwise contemplated by this Agreement or disclosed in the Telemate Disclosure Schedule, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, each of the Companies shall, and shall cause each of their Subsidiaries to:

                           (a)      conduct their respective businesses in the
ordinary and usual course of business and consistent with the immediate past practice unless specifically directed or approved by the Steering Committee during the Interim Period;

                           (b)      not (i) amend or propose to amend their
respective Articles of Incorporation or Bylaws (or comparable organizational documents), (ii) split, combine or reclassify their outstanding capital stock other than as set forth in Section 6.13 hereof, (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions to a Company by a wholly-owned Subsidiary of such Company other than in connection with the issuance of Parent Preferred Stock in accordance with the Preferred Stock Purchase Agreement, or (iv) repurchase any shares of their outstanding capital stock;

                           (c)      not issue, sell, pledge or dispose of, or
agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock other than as set forth in Schedule 5.2(c) of the Telemate Disclosure Schedule, except that (i) each Company may (A) grant options to non-executive employees and (B) issue shares upon the exercise of outstanding options and warrants or pursuant to existing agreements (and may extend to loans to satisfy the exercise price of such options or warrants only with the prior approval of Parent, which approval shall not be unreasonably withheld or delayed), and (ii) Parent may issue, agree to issue and sell shares of Parent Common Stock, warrants to acquire shares of Parent Common Stock, Parent Preferred Stock or other securities of Parent, provided that the aggregate consideration therefor does not exceed $20 million (excluding the shares of Parent Preferred Stock issuable pursuant to the Preferred Stock Purchase Agreement), and provided further that Parent shall give to the Chief Executive Officer of Telemate reasonable prior notice of such transaction or transactions;

                           (d)      not (i) assume, incur or become
contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business (other than pursuant to credit facilities) or borrowings under the existing credit facilities of each Company (the "EXISTING CREDIT FACILITIES") up to the existing borrowing limit on the date hereof or (B) borrowings to refinance existing indebtedness on terms which are reasonably acceptable to the other Company, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock other than pursuant to an employee stock incentive plan of a Company and other than the acquisition by Telemate of up to $10 million aggregate principal amount of Parent Preferred Stock in accordance with the Preferred Stock Purchase Agreement, (iii) take or fail to take any action which action or failure to take action would cause either Company or their shareholders (except to the extent that any shareholders receive cash in lieu of fractional shares) to recognize gain or loss for federal income tax purposes as a result of the consummation of the Merger or would otherwise cause the Merger not to qualify as a reorganization under Section 368(a) of the Code, (iv) other than as set forth on Schedule

5.2(d) hereto, make any acquisition of any assets or businesses other than expenditures for current assets in the ordinary course of business and expenditures for fixed or capital assets in the ordinary course of business, and (v) sell, pledge, dispose of or encumber any material assets or businesses, or enter into any binding contract, agreement, commitment or arrangement with respect to any of the foregoing;

                           (e)      use all reasonable efforts to preserve
intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the Transactions other than as set forth in Schedule 5.2(e) of the Telemate Disclosure Schedule;

                           (f)      not enter into or amend any employment,
severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice other than as set forth in Schedule 5.2(f) of the Telemate Disclosure Schedule;

                           (g)      not adopt, enter into or amend any pension
or retirement plan, trust or fund, except as required to comply with changes in applicable law and not adopt, enter into or amend in any material respect any bonus, profit sharing, compensation, stock option, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employees or retirees generally, other than in the ordinary course of business;

                           (h)      use commercially reasonable efforts to
maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; and

                           (i)      not make, change or revoke any material tax
election or make any material agreement or settlement regarding taxes with any taxing authority.

         SECTION 5.3       ACQUISITION TRANSACTIONS.

                           (a)      Each Company shall not, directly or
indirectly, and shall instruct its officers, directors, employees, Subsidiaries, agents or advisors or other representatives (including any investment banker, attorney or accountant retained by it), not to, directly or indirectly, solicit, initiate or knowingly encourage (including by way of furnishing nonpublic information), or take any other action knowingly to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to its shareholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in Section 5.3(b)), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries, or agree to or endorse any

Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company or any Subsidiary, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company or any Subsidiary, to take any such action; provided, however, that (i) nothing contained in this Section 5.3(a) shall prohibit the Board of Directors of the Company from complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer not made in violation of this Section 5.3(a), and (ii) if, after receiving the written opinion of outside legal counsel, the Board of Directors of the Company determines in good faith that failing to do so would violate its fiduciary duties, nothing contained in this Section 5.3(a) shall prohibit the Board of Directors of the Company from considering and negotiating (including furnishing nonpublic information) an unsolicited bona fide written acquisition proposal (the "UNSOLICITED BID") and from approving or recommending to the shareholders of the Company (and, in conjunction with such recommendation, withdrawing its recommendation of the Merger) such Unsolicited Bid which (A) was not received in violation of this Section 5.3(a), (B) if executed or consummated would be a Competing Transaction, (C) is not subject to financing or financing is, in the good faith judgment of the Board of Directors of the Company after consultation with its financial advisors, highly likely of being obtained, and (D) the Board of Directors of the Company determines in good faith, after receiving the written opinion of its financial advisor to such effect, that such Unsolicited Bid provides greater value to the Company's shareholders than the Merger taking into consideration the financial impact of the termination provisions set forth in Section 8.1 hereof. Each Company shall use its best efforts to notify the other Company promptly, and in no event later than one day after receipt, if any proposal or offer, or any inquiry or contact with any person with respect thereto, regarding a Competing Transaction is made. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. Subject to the fiduciary duties of the Board of Directors of the Company, the Company shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall use its best efforts to ensure that its officers, directors, employees, subsidiaries, agents and advisors or other representatives (including any investment banker, attorney or accountant retained by it) are aware of the restrictions described in this Section 5.3.

                           (b)      For purposes of this Section 5.3, the term
"COMPETING TRANSACTION" shall mean any of the following involving either Company or any Subsidiary of either Company whose business constitutes 25% or more of the net revenues, net income or assets of such Company and its Subsidiaries, taken as a whole, as the case may be (other than the Merger contemplated by this Agreement):

                                    (i)      any merger, consolidation, share
exchange, business combination or other similar transaction;

                                    (ii)     any sale, lease, exchange,
mortgage, pledge, transfer or other disposition of 15% or more of the assets of such party and its Subsidiaries, taken as a whole, to a third party in a single transaction or series of related transactions except for the sale of inventory in the ordinary course of business or a transaction approved by the Steering Committee during the Interim Period; or

                                    (iii)    any tender offer or exchange offer
for 15% or more of the outstanding voting securities of such party or the filing of a registration statement under the Securities Act in connection therewith.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

         SECTION 6.1       ACCESS TO INFORMATION.

                           (a)      Subject to applicable law, Telemate shall
afford to Parent and its respective accountants, counsel, financial advisors and other representatives (the "PARENT REPRESENTATIVES") and Parent and its Subsidiaries shall afford to Telemate and its accountants, counsel, financial advisors and other representatives (the "TELEMATE REPRESENTATIVES") full access during normal business hours with reasonable notice throughout the period prior to the Effective Time to all of their respective properties, books, contracts, commitments and records (including tax returns) and, during such period, shall furnish promptly to one another (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the Transactions and (ii) such other information concerning their respective businesses, properties and personnel as either Company shall reasonably request; provided, however, that no investigation pursuant to this
Section 6.1 shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger. Telemate shall hold and shall use their reasonable best efforts to cause the Telemate Representatives to hold, and Parent and its Subsidiaries shall hold and shall use their reasonable best efforts to cause Parent Representatives to hold, in strict confidence all nonpublic documents and information furnished to each Company, in connection with the Transactions contemplated by this Agreement, except that (i) Telemate and Parent may disclose such information as may be necessary in connection with seeking the Telemate Required Statutory Approvals, Telemate Shareholders' Approval, Parent Required Statutory Approvals and Parent Shareholders' Approval, and (ii) each of Telemate and Parent may disclose any information that it is required by law or judicial or administrative order to disclose.

                           (b)      In the event that this Agreement is
terminated in accordance with its terms, each Company shall promptly redeliver to the other all nonpublic written material provided pursuant to this Section
6.1 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by a Company based on the information in such material shall be destroyed (and each Company shall use their respective reasonable best efforts to cause their advisors and representatives to similarly destroy their documents, memoranda and notes), and such destruction (and reasonable best efforts) shall be certified in writing by an authorized officer supervising such destruction.

         SECTION 6.2 REGISTRATION STATEMENT AND PROXY STATEMENT. Parent shall file with the SEC as soon as is reasonably practicable after the date hereof the Registration Statement and shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with the issuance of Parent Common Stock pursuant to this Agreement and shall use all reasonable efforts to obtain required approvals and clearance with respect thereto. Parent, Titan Acquiring Sub and Telemate shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with the foregoing sentence. The information provided and to be provided by Parent and Telemate, respectively, for use in the Joint Proxy Statement/Prospectus shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 6.3       SHAREHOLDERS' APPROVALS.

                           (a)      Subject to the fiduciary duties of the
Board of Directors of Telemate under applicable law, Telemate shall, as promptly as practicable, submit this Agreement and the Transactions for the approval of its Shareholders at a meeting of Shareholders and shall use its best efforts to obtain Shareholder approval and adoption (the "TELEMATE SHAREHOLDERS' APPROVAL") of this Agreement and the Transactions. Subject to the fiduciary duties of the Board of Directors of Telemate under applicable law, such meeting of Shareholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of Telemate under applicable law, Telemate shall, through its Board of Directors, recommend to its shareholders approval of the Transactions.

                           (b)      Subject to the fiduciary duties of the
Board of Directors of Parent under applicable law, Parent shall, as promptly as practicable, submit this Agreement, the Transactions and a proposal to increase the number of authorized shares of Parent Common Stock to 200,000,000 shares (the "CAPITAL INCREASE") for the approval of its shareholders at a meeting of shareholders and shall use its best efforts to obtain shareholder approval and adoption (the "PARENT SHAREHOLDERS' APPROVAL") of this Agreement, the Transactions and the Capital Increase. Subject to the fiduciary duties of the Board of Directors of Parent under applicable law, such meeting of shareholders shall be held as soon as practicable following the date upon which the Registration Statement becomes effective. Subject to the fiduciary duties of the Board of Directors of Parent under applicable law, Parent shall, through its Board of Directors, recommend to its shareholders approval of the Transactions and the Capital Increase.

         SECTION 6.4 COMPLIANCE WITH THE SECURITIES ACT. Telemate shall use its best efforts to cause each officer, each director and each other person who is an "affiliate," of Telemate, as that term is used in paragraphs (c) and
(d) of Rule 145 under the

Securities Act ("RULE 145"), each of whom shall be listed in the Telemate Disclosure Schedule, to deliver to Parent, at or prior to the Effective Time a written agreement substantially in the form of Exhibit B hereto (an "AFFILIATE AGREEMENT") to the effect that such person will not offer to sell, sell or otherwise dispose of any shares of Parent Common Stock issued in the Merger, except, in each case, in accordance with the terms of the Affiliate Agreement and pursuant to an effective registration statement or in compliance with Rule 145, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Parent, is exempt from the registration requirements of the Securities Act.

         SECTION 6.5       EXPENSES AND FEES. Expenses (as defined in this
Section 6.5) incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, except that those Expenses incurred in connection with printing and filing the Registration Statement and the Joint Proxy Statement/Prospectus shall be shared equally by Parent and Telemate. For purposes of this Agreement, the term "EXPENSES" shall mean, with respect to any party hereto, all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates, but excluding any allocation of overhead) incurred by such party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of its obligations pursuant to this Agreement and the consummation of the Merger, the preparation, printing, filing and mailing of the Registration Statement, and the Joint Proxy Statement/Prospectus, the solicitation of shareholder or shareholder approvals and all other matters related to the Closing.

         SECTION 6.6       AGREEMENT TO COOPERATE.

                           (a)      Subject to the terms and conditions herein
provided and subject to the fiduciary duties of the respective Boards of Directors of each Company, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including using its reasonable efforts to obtain all necessary or appropriate waivers, consents or approvals of third parties required in order to preserve material contractual relationships of each Company and their respective Subsidiaries, all necessary or appropriate waivers, consents and approvals and SEC "no-action" letters to effect all necessary registrations, filings and submissions and to lift any injunction or other legal bar to the Merger (and, in such case, to proceed with the Merger as expeditiously as possible).

                           (b)      In the event any litigation is commenced by
any person or entity relating to the Transactions, either party shall have the right, at its own expense, to participate therein, and each Company will not settle any such litigation without the consent of the other, which consent will not be unreasonably withheld.

                           (c)      In case at any time after the Effective
Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Parent, Telemate and the Surviving Corporation shall take all such necessary action.

                           (d)      Following the Effective Time, Parent shall
conduct its business, and shall cause the Surviving Corporation to conduct its business, in a manner which would not jeopardize the characterization of the Merger as a reorganization described in Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. In this regard, Parent shall cause the Surviving Corporation to continue its historic business or use a significant portion of its historic business assets in a business within the meaning of Section 368 of the Code. Moreover, Parent does not have any present plan or intent to (a) sell or otherwise dispose of the stock of the Surviving Corporation except for transfers of stock to corporations controlled (within the meaning of Section 368(c) of the Code) by Parent, (b) reacquire any of its stock issued in connection with the Merger, (c) cause the Surviving Corporation to issue shares of stock of the Surviving Corporation that would result in Parent losing "control" (within the meaning of Section 368(c) of the Code) of the Surviving Corporation, or (d) take or refrain from taking, or permit the Surviving Corporation to take or refrain from taking, any other action that might otherwise cause the Merger not to be treated as a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Parent and Titan Acquiring Sub will provide Telemate with certain factual representations of Parent and Titan Acquiring Sub reasonably requested by Telemate as necessary to confirm that Parent and Titan Acquiring Sub will not take any action on or after the Effective Time that would jeopardize the tax free nature of the Merger.

         SECTION 6.7 PUBLIC STATEMENTS. Parent and Telemate shall consult with each other before issuing any press release or otherwise making any public announcement with respect to this Agreement, the Transactions or otherwise and shall not issue any such press release or make any such public statement without the prior written approval of the other of such Company, except to the extent required by applicable law or the requirements of the rules and regulations of NASDAQ, in which case the issuing Company shall use all reasonable efforts to consult with the other of such Company before issuing any such release or making any such public statement.

         SECTION 6.8 NOTIFICATION OF CERTAIN MATTERS. Each of Parent and Telemate agrees to give prompt notice to the other of, and to use commercially reasonable efforts to remedy, (i) the occurrence or failure to occur of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect on the Closing Date and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it thereunder; provided, however, that the delivery of any notice pursuant to this Section 6.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         SECTION 6.9       DIRECTORS' AND OFFICERS' INDEMNIFICATION.

                           (a)      The indemnification provisions of the
Articles of Incorporation and Bylaws of the Surviving Corporation as in effect at the Effective Time shall not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of Telemate. Parent hereby guarantees unconditionally the satisfaction of all such rights to indemnification. From and after the Effective Time, Parent will cause the Surviving Corporation to fulfill and honor in all respects the obligations of Telemate pursuant to any indemnification agreements between Telemate and its directors and officers in effect immediately prior to the Effective Time and any indemnification provisions under the Telemate Articles of Incorporation and Bylaws as in effect on the date hereof.

                           (b)      In the event the Surviving Corporation or
Parent or any of their successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation or Parent shall assume the obligations of the Surviving Corporation or the Parent, as the case may be, set forth in this
Section 6.9.

                           (c)      For a period of six years after the
Effective Time, Parent shall cause to be maintained in effect for each director and officer of Telemate as of the Effective Time, liability insurance coverage with respect to matters arising at or prior to the Effective Time, in such amounts and containing such terms and conditions that are not materially less advantageous to such parties than the coverage applicable to such individuals immediately prior to the Effective Time.

                           (d)      The rights of each indemnified party
hereunder shall be in addition to, and not in limitation of, any other rights such indemnified party may have under the charter or Bylaws of Telemate, any indemnification agreement, under the GBCC, or otherwise. The provisions of this
Section 6.9 shall survive the consummation of the Merger and expressly are intended to benefit each of the indemnified parties.

         SECTION 6.10 CORRECTIONS TO THE JOINT PROXY STATEMENT/ PROSPECTUS AND REGISTRATION STATEMENT. Prior to the date of approval of the Merger by their respective shareholders, each of Telemate and Parent shall correct promptly any information provided by it to be used specifically in the Joint Proxy Statement/Prospectus and Registration Statement that shall have become false or misleading in any material respect and shall take all steps necessary to file with the SEC and have declared effective or cleared by the SEC any amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement so as to correct the same and to cause the Joint Proxy Statement/Prospectus as so corrected to be disseminated to the shareholders of Telemate and Parent, in each case to the extent required by applicable law.

         SECTION 6.11 LISTING. Parent shall use its reasonable best efforts to effect, at or before the Effective Time, authorization for listing on NASDAQ, upon official notice of issuance, of the shares of Parent Common Stock to be issued pursuant to the Merger or to be reserved for issuance upon the exercise of stock options.

         SECTION 6.12 PARENT BOARD OF DIRECTORS. (a) Effective at or immediately prior to the Effective Time, the Board of Directors of Parent shall take all action necessary (including any necessary amendments of the Bylaws of Parent) to implement the provisions of this Section 6.12 and to cause the full Board of Directors of Parent, at and immediately after the Effective Time, to consist of the following ten directors: Steven A. Odom, James M. Logsdon, Juliet M. Reising, Joseph R. Wright, Jr., Amy L. Newmark, Max E. Bobbitt, Gary
H. Heck, and Stephen E. Raville and two persons selected by the Board of Directors of Telemate and reasonably acceptable to the Board of Directors of Parent (each such person an "INITIAL TELEMATE DIRECTOR"). If either Initial Telemate Director is unable or unwilling to serve as a director of Parent at the Effective Time, such Initial Telemate Director shall be replaced by an individual or individuals designated by the Board of Directors of Telemate and approved by the Board of Directors of Parent, such approval not to be unreasonably withheld, and if any of the remaining individuals named above is unable or unwilling to serve, such individual or individuals shall be replaced by an individual or individuals designated by the Board of Directors of Parent.

                           (b)      Following the Effective Time and continuing
through the 2004 Annual Meeting of Shareholders of Parent, any vacancy on the Board of Directors of Parent arising as a result of the death, resignation or removal of any of the Initial Telemate Directors (or any other individual or individuals selected by the Board of Directors of Telemate as a replacement director pursuant to Section 6.12(a) or by the Initial Telemate Directors or their successors) and any nominee selected to fill a director position occupied by any of the foregoing individuals (the "TELEMATE DIRECTORS") shall be nominated on behalf of the Parent Board of Directors, filled or selected by a majority vote of the remaining Telemate Directors and approved by the Board of Directors of Parent, such approval not to be unreasonably withheld.

         SECTION 6.13 REVERSE STOCK SPLIT. Parent shall take all action necessary, including amending the Parent's Articles of Incorporation, in order to effect and implement, as of the Effective Time, a reverse stock split of the Parent Common Stock so as to reduce the number of issued and outstanding shares of Parent Common Stock to a number to be mutually agreeable to Parent and Telemate.

         SECTION 6.14      TELEMATE STOCK OPTIONS.

                           (a)      At the Effective Time, Parent shall assume,
by virtue of this Agreement and without any further action on the part of Telemate, all of Telemate's obligations with respect to each outstanding Telemate Stock Option. Unless otherwise elected by Parent prior to the Effective Time, Parent shall make such assumption in such manner that Parent (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to such Telemate Stock Option, would be such a corporation were Section 424 of the Code applicable to such Company Stock Option; and, if not so otherwise elected, after the Effective Time, all references to Telemate in the Telemate Stock Plans and the applicable Telemate Stock Option agreements shall be deemed to refer to Parent, which shall have assumed the Telemate Stock Plans as of the Effective Time by virtue of this Agreement and without any further action on the part of Telemate or Parent. Each Telemate Stock Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable Telemate Stock Plan and the applicable Telemate Stock Option as in effect immediately prior to the Effective Time, except as otherwise provided in Section 2.1(c). Parent shall use all reasonable efforts to ensure that Telemate Stock Options intended to qualify as incentive stock options under Section 422 of the Code prior to the Effective Time continue to so qualify after the Effective Time.

                           (b)      With respect to the Telemate Stock Plans,
Parent shall take all corporate action necessary or appropriate to, as soon as practicable after the Effective Time, file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to the such plan to the extent such registration statement is required under applicable law in order for such shares of Parent Common Stock to be sold without restriction, and Parent shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectuses contained therein) for so long as such benefits and grants remain payable and such options under such plans remain outstanding.

         SECTION 6.15 EMPLOYEE STOCK PURCHASE PLAN. Telemate shall take all actions necessary pursuant to the terms of its Employee Stock Purchase Plan (the "ESPP") to terminate the ESPP on June 1, 2001, and shall take no action, pursuant to the terms of the ESPP, to commence any new purchase period after such date.

         SECTION 6.16      EMPLOYEE BENEFITS.

                           (a)      To the extent permitted by Parent's
employee benefit plans and applicable law, Parent will use reasonable efforts to give each Telemate employee who is retained by Parent after the Effective Time (a "RETAINED EMPLOYEE") full credit for purposes of eligibility, vesting, benefit accrual (excluding, however, benefit accrual under any defined benefit pension plans) and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or any subsidiary of Parent for such Retained Employees' service with Telemate to the same extent recognized by Parent immediately prior to the Effective Time.

                           (b)      To the extent permitted by Parent's
employee benefit plans and applicable law, Parent will (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Retained Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as the Effective Time under any welfare plan maintained for the Retained Employees immediately prior to the Effective Time, and (ii) provide each Retained Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

                           (c)      As of the Effective Time, Parent shall
assume and honor in accordance with their terms all employment, severance and other compensation agreements and arrangements existing and disclosed by Telemate to Parent prior to the execution of this Agreement which are between Telemate any director, officer, or employee thereof except as otherwise expressly agreed between Parent and such person, including the acceleration of any vesting provision of any Telemate Stock Option which may be triggered by the Merger. In addition, any Retained Employee who is terminated by Parent within one year from the Effective Time shall be provided with the same or equivalent severance as such Retained Employee would have received if he or she had been terminated by Telemate prior to the Effective Time in connection with any restructuring.

         SECTION 6.17 PLAN OF REORGANIZATION. This Agreement is intended to constitute a "plan of reorganization" within the meaning of Section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement, each party hereto shall use all reasonable efforts to cause the Merger to qualify, and shall not, without the prior written consent of the other parties hereto, knowingly take any actions or cause any actions to be taken which could reasonably be expected to prevent the Merger from qualifying as a reorganization under the provisions of Section 368 of the Code. If the Merger shall fail to qualify as a reorganization under the provisions of Section 368 of the Code, then the parties hereto agree to negotiate in good faith to restructure the Merger in order that it shall qualify as tax-free transaction under the Code. Following the Effective Time, and consistent with any such consent, neither the Surviving Corporation nor Parent nor any of their respective affiliates knowingly and voluntarily shall take any action or cause any action to be taken which could reasonably be expected to cause the Merger to fail to qualify as a reorganization under
Section 368 of the Code.

         SECTION 6.18      EXEMPTION FROM LIABILITY UNDER SECTION 16(B).

                           (a)      Provided that Telemate delivers to Parent
the Section 16 Information with respect to Telemate prior to the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution in advance of the Effective Time providing that the receipt by the Telemate Insiders (defined below) of Parent Common Stock in exchange for shares of Telemate Common Stock, and of Parent Options upon assumption and conversion by Parent of Telemate Stock Options, in each case pursuant to the Transactions and to the extent such securities are listed in the Section 16 Information (defined below), are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

                           (b)      "SECTION 16 INFORMATION" shall mean
information accurate in all respects regarding the Telemate Insiders, the number of shares of Telemate Common Stock or other Telemate equity securities deemed to be beneficially owned by each Telemate Insider and expected to be exchanged for Parent Common Stock in connection with the Merger.

                           (c)      "TELEMATE INSIDERS" shall mean those
officers and directors of Telemate who are subject to the reporting requirements of Section 16(a) of the Exchange Act who are listed in the Section 16 Information.

                                  ARTICLE VII
                                   CONDITIONS

         SECTION 7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                           (a)      the Telemate's Shareholders' Approval and
the Parent Shareholders' Approval;

                           (b)      the Registration Statement shall have been
declared effective by the SEC in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect and no proceeding for that purpose shall have been instituted by the SEC or any state regulatory authorities;

                           (c)      the shares of Parent Common Stock issuable
in the Merger and those to be reserved for issuance upon exercise of stock options shall have been authorized for listing on the NASDAQ upon official notice of issuance;

                           (d)      no preliminary or permanent injunction or
other order or decree by any federal or state court which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable efforts to have any such injunction, order or decree lifted);

                           (e)      no statute, rule or regulation shall have
been enacted by any state or federal government or governmental agency in the United States which would prevent the consummation of the Merger or make the Merger illegal; and

                           (f)      all governmental waivers, consents, orders
and approvals legally required for the consummation of the Merger and the Transactions, including the Telemate Required Statutory Approvals and the Parent Required Statutory Approvals, and all consents from lenders, lessors, or other third parties required to consummate the Merger, shall have been obtained and be in effect at the Effective Time, except where the failure to obtain the same would not be reasonably likely, individually or in the aggregate, to have a Parent Material Adverse Effect or a Telemate Material Adverse Effect following the Effective Time.

         SECTION 7.2 ADDITIONAL CONDITIONS TO OBLIGATION OF TELEMATE TO EFFECT THE MERGER. Unless waived by Telemate, the obligation of Telemate to effect the Merger shall be subject to the fulfillment at the Closing Date of the following additional conditions:

                           (a)      Parent and Titan Acquiring Sub shall each
have performed their obligations contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Parent and Titan Acquiring Sub contained in this Agreement shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made at and as of such date, except for such failures to perform or to be true and correct that alone or in the aggregate would not reasonably be expected to result in a Parent Material Adverse Effect, and Telemate shall have received a certificate of the Chief Executive Officer of Parent to that effect; and

                           (b)      Morris, Manning & Martin, LLP, legal
counsel to Telemate, shall have issued its opinion, such opinion dated on or about the date of the Closing, addressed to Telemate, and reasonably satisfactory in form and substance to it, based upon certain representations of Telemate, Parent and Titan Acquiring Sub and certain assumptions, to the effect that: (i) the Merger will qualify as a tax-free "reorganization" under Section 368(a) of the Code, (ii) no gain or loss will be recognized by Parent or Telemate by reason of the Merger, (iii) no gain or loss will be recognized by any shareholder of Telemate upon the exchange of Telemate Common Stock solely for Parent Common Stock in the Merger, (iv) the basis of the Parent Common Stock received by each Telemate shareholder who exchanges Telemate Common Stock for Parent Common Stock in the Merger will be the same as such shareholder's basis in the Telemate Common Stock surrendered in exchange therefor (subject to any adjustments required as the result of receipt of cash in lieu of a fractional share of Parent Common Stock), (v) the holding period of the Parent Common Stock received by each Telemate shareholder in the Merger will include the holding period of the Telemate Common Stock surrendered in exchange therefor, provided that such shares of Telemate Common Stock were held as a capital asset by such shareholder at the Effective Time, and (vi) cash received by each Telemate shareholder in lieu of a fractional share interest of Parent Common Stock as part of the Merger will be treated as having been received as a distribution in full payment in exchange for the fractional share interest of Parent Common Stock which such shareholder would otherwise be entitled to receive and will qualify as capital gain or loss (assuming the Telemate Common Stock was a capital asset in such shareholder's hands at the Effective Time), which opinion shall not have been withdrawn or modified in any material respect.

         SECTION 7.3 ADDITIONAL CONDITIONS TO OBLIGATION OF PARENT TO EFFECT THE MERGER. Unless waived by Parent, the obligation of Parent to effect the Merger shall be subject to the fulfillment at the Closing Date of the following additional conditions:

                           (a)      Telemate shall have performed obligations
contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Telemate contained in this Agreement shall be true and correct on and as of the date made and (except to the extent that such representations and warranties speak as of an earlier date) on and as of the Closing Date as if made at and as of such date except for any such failure to perform or to be true and correct that alone or in the aggregate would not reasonably be expected to result in a Telemate Material Adverse Effect, and Parent shall have received a certificate of the Chief Executive Officer of Telemate to that effect; and

                           (b)      Rogers & Hardin LLP, legal counsel to
Parent, shall have issued its opinion, such opinion dated on or about the date of the Closing, addressed to Parent, and reasonably satisfactory in form and substance to it, based upon certain representations of Telemate, Parent and Titan Acquiring Sub and certain assumptions, to the effect that: (i) the Merger will qualify as a tax-free "reorganization" under Section 368(a) of the Code, and (ii) no gain or loss will be recognized by Parent or Telemate by reason of the Merger, which opinion shall not have been withdrawn or modified in any material respect.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.1 TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite adoption and approval of this Agreement, as follows:

                           (a)      by mutual written consent duly authorized
by the Boards of Directors of each of Parent and Telemate;

                           (b)      by either Parent or Telemate, if the
Effective Time shall not have occurred on or before December 31, 2001; provided, however, that in the event that the Effective Time has not occurred by such time solely due to the failure to satisfy the condition specified in
Section 7.1(f), then such date may be extended, at the option of Parent or Telemate, until January 31, 2002; and provided further, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have caused, or resulted in, the failure of the Effective Time to occur on or before such date;

                           (c)      by either Parent or Telemate, if any
injunction, order or decree of the type described in Section 7.1(d) shall have been entered and shall have become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used its best efforts to prevent the entry of and to remove such injunction, order or decree;

                           (d)      by Telemate, if prior to the Parent
Shareholders' Approval, (i) the Board of Directors of Parent withdraws, modifies or changes its recommendation of the issuance of the Parent Common Stock in the Merger or shall have resolved to do so; or (ii) the Board of Directors of Parent shall have recommended to the shareholders of Parent a Competing Transaction or shall have resolved to do so;

                           (e)      by Parent if, prior to the Telemate
Shareholders' Approval, (i) the Board of Directors of Telemate withdraws, modifies or changes its recommendation of this Agreement or the Merger or shall have resolved to do so, or (ii) the Board of Directors of Telemate shall have recommended to the Shareholders of Telemate a Competing Transaction or shall have resolved to do so;

                           (f)      by (i) Telemate if this Agreement and the
Merger shall fail to receive the requisite votes for the Parent Shareholders' Approval or (ii) Parent if this Agreement and the Merger shall fail to receive the requisite votes for the Telemate Shareholders' Approval;

                           (g)      by Telemate, upon a breach of any
representation, warranty, covenant or agreement on the part of Parent or Titan Acquiring Sub set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 7.2(a) would not be satisfied (a "TERMINATING PARENT BREACH"); provided, however, that Parent shall have 30 days after written notice of such default specifying in reasonable detail the nature of such default is given to Parent by Telemate to cure such Terminating Parent Breach, and Telemate may not terminate this Agreement under this Section 8.1(g), if such Terminating Parent Breach is curable by Parent through the exercise of its reasonable efforts within such 30-day period and for so long as Parent continues to exercise such reasonable efforts; and provided further, however, that the immediately preceding proviso shall not in any event be deemed to extend any date set forth in Section 8.1(b);or

                           (h)      by Parent, upon breach of any
representation, warranty, covenant or agreement on the part of Telemate set forth in this Agreement, or if any representation or warranty of Telemate shall have become untrue, incomplete or incorrect, in either case such that the conditions set forth in Section 7.3(a) would not be satisfied (a "TERMINATING TELEMATE BREACH"); provided, however, that Telemate shall have 30 days after written notice of such default specifying in reasonable detail the nature of such default is given to Telemate by Parent to cure such Terminating Telemate Breach, and Parent may not terminate this Agreement under this Section 8.1(h), if such Terminating Telemate Breach is curable by Telemate through the exercise of its reasonable efforts within such 30-day period and for so long as Telemate continues to exercise such reasonable efforts; and provided further, however, that the immediately preceding proviso shall not in any event be deemed to extend any date set forth in Section 8.1(b).

         SECTION 8.2 EFFECT OF TERMINATION. Except as provided in Section 8.5, in the event of termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of any party hereto or any of its affiliates or any of its or their officers or directors, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties hereto set forth in Section 8.5(b); provided, however, that nothing herein shall relieve any party hereto from liability for the willful or intentional breach of any of its representations and warranties or the willful or intentional breach of any of its covenants or agreements set forth in this Agreement.

         SECTION 8.3 AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Telemate Shareholders' Approval and the Parent Shareholders' Approval, no amendment may be made, except such amendments that have received the requisite shareholder approval and such amendments as are permitted to be made without shareholder approval under the Minnesota Business Corporation Act and the GBCC, as applicable. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         SECTION 8.4 WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for or waive compliance with the performance of any obligation or other act of any other party hereto or (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         SECTION 8.5    TERMINATION FEES AND EXPENSES.

                           (a)      In the event that Telemate shall terminate
this Agreement pursuant to (i) Section 8.1(g); (ii) Section 8.1(f)(i); (iii)
Section 8.1(d); or (iv) Section 8.1(b) and at the time of any such termination pursuant to subpart (iv) hereof there shall exist or be proposed a Competing Transaction with respect to Parent and, within 12 months thereafter, Parent shall enter into a definitive agreement with respect to any Competing Transaction or any Competing Transaction shall be consummated, then Parent shall pay to Telemate an amount equal to $4.0 million plus all of Telemate's Expenses, as evidenced by reasonable documentation, up to an aggregate of $1.0 million, promptly after demand for payment is made to Parent and, in the case of subpart (iv) hereof, after the execution and delivery of such agreement or the consummation of such Competing Transaction; provided, however, that, in the event both Parent and Telemate would otherwise be entitled to payments under this Section 8.5 in connection with the termination of this Agreement pursuant to both

Sections 8.1(f)(i) and (f)(ii), neither party shall be required to make any payment under this Section 8.5.

                           (b)      In the event that Parent shall terminate
this Agreement pursuant to (i) Section 8.1(h); (ii) Section 8.1(f)(ii); (iii)
Section 8.1(e); or (iv) Section 8.1(b) and at the time of any such termination pursuant to subpart (iv) hereof there shall exist or be proposed a Competing Transaction with respect to Telemate and, within 12 months thereafter, Telemate shall enter into a definitive agreement with respect to any Competing Transaction or any Competing Transaction shall be consummated, then Telemate shall pay to Parent an amount equal to $4.0 million plus all of Parent's Expenses, as evidenced by reasonable documentation, up to an aggregate of $1.0 million, promptly after demand for payment is made to Telemate and, in the case of subpart (iv) hereof, after the execution and delivery of such agreement or the consummation of such Competing Transaction; provided, however, that, in the event both Telemate and Parent would otherwise be entitled to payments under this Section 8.5 in connection with the termination of this Agreement pursuant to both Sections 8.1(f)(i) and (f)(ii), neither party shall be required to make any payment under this Section 8.5.

                           (c)      Any payment required to be made pursuant to
this Section 8.5 shall be made not later than two business days after delivery to the paying party of notice of demand for payment and the execution of a definitive agreement relating to a Competing Transaction, as the case may be, and shall be made by wire transfer of immediately available funds to an account designated by the other Company in the notice of demand for payment delivered pursuant to this Section 8.5(c). In no event shall either Company be entitled to collect amounts pursuant to this Section 8.5 relating to more than one specified event.

                           (d)      The fees set forth in this Section 8.5
shall constitute the sole and exclusive remedy for any loss, liability, damage or claim arising out of or in connection with any nonperformance of a covenant, breach, failure of a condition precedent or termination of this Agreement.

                           (e)      Each of the parties acknowledge that the
agreements contained in Section 8.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either of the parties fails to pay in a timely manner the amounts due pursuant to Section 8.5 and, in order to obtain such payment, the other party makes a claim that results in a judgment against the first party for the amounts set forth in this
Section 8.5, the first party shall pay the other party its costs and expenses (including attorney's fees and expenses) in connection with such suit, together with interest on the applicable amounts at the prime rate of PNC in effect on the date such payment was required to be made.

                                   ARTICLE IX
                               GENERAL PROVISIONS

         SECTION 9.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representations, warranties or obligations in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger, and after the Effective Date of the Merger neither Parent nor Telemate, or their respective officers or directors, shall have any further obligation with respect thereto, except for the representations, warranties and agreements contained in Articles II and IX and in Sections 1.3, 1.4, 1.5, 1.6, 5.1(b), 5.1(c), 6.1, 6.5, 6.6(b)-(d) (including any factual representations set forth in a certificate delivered to Telemate pursuant thereto), 6.9, 6.12, 6.14 and 6.16, all of which shall survive the Merger.

         SECTION 9.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or sent via confirmed facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)      If to Telemate, to:

                  Telemate.Net Software, Inc.
                  4250 Perimeter Park South, Suite 200
                  Atlanta, Georgia 30341
                  Facsimile No.:  (770) 936-3735

                  Attn:  Chief Executive Officer

         with a copy to:

                  Morris, Manning & Martin, LLP
                  1600 Atlanta Financial Center
                  3343 Peachtree Road
                  Atlanta, Georgia 30326
                  Attn:  John C. Yates, Esq.
                  Facsimile No.:  (404) 365-9532

         (b)      If to Parent, to:

                  Verso technologies, Inc.
                  400 Galleria Parkway, Suite 300
                  Atlanta, Georgia 30339
                  Facsimile No.:  (678) 589-3780

                  Attn:  Chief Executive Officer
         with a copy to:

                  Rogers & Hardin LLP
                  2700 International Tower
                  229 Peachtree Street, N.E.
                  Atlanta, Georgia  30303
                  Attn:  Steven E. Fox, Esq.
                  Facsimile No.:  (404) 525-2224

         (c)      If to Titan Acquiring Sub, to:
                  Titan Acquiring Sub, Inc.
                  400 Galleria Parkway, Suite 300
                  Atlanta, Georgia 30339
                  Attn:    Chief Executive Officer
                  Facsimile No.: (678) 589-3780

         with a copy to:

                  Rogers & Hardin LLP
                  2700 International Tower
                  229 Peachtree Street, N.E.
                  Atlanta, Georgia  30303
                  Attn:  Steven E. Fox, Esq.
                  Facsimile No.:  (404) 525-2224


         SECTION 9.3 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, (ii) reference to any Article or Section means such Article or Section hereof, and (iii) the words "including" shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be interpreted or construed against any party hereto solely because such party or its legal representative drafted such provision.

         SECTION 9.4 GOVERNING LAW. This agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Georgia applicable to contracts executed and to be performed wholly within such state.

         SECTION 9.5 ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect. The arbitration shall be conducted before a single arbitrator and shall be held in Atlanta, Georgia unless otherwise mutually agreed by the parties. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator may assign costs of the arbitration, including reasonable attorneys fees.

         SECTION 9.6 COUNTERPARTS, TELECOPIED SIGNATURES. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

         SECTION 9.7 ENTIRE AGREEMENT; PARTIES IN INTEREST. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Telemate Disclosure Schedule and the Parent Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements or understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Nondisclosure Agreement between the Companies dated February 20, 2001 shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) shall be binding upon and inure solely to the benefit of each party hereto, each of the persons indemnified under Section 6.9, and each person named in Section 6.12, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         SECTION 9.8 INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         SECTION 9.9 MISCELLANEOUS. This Agreement (including the exhibits attached hereto and the documents and instruments referred to herein):
(i) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; and (ii) shall not be assigned by operation of law or otherwise, except that Titan Acquiring Sub may assign this Agreement to any other wholly-owned Subsidiary of Parent.


                         [Signatures on following page]

         IN WITNESS WHEREOF, Parent, Titan Acquiring Sub and Telemate have caused this Agreement to be signed and delivered by their respective officers as of the date first written above.


                                    TELEMATE.NET SOFTWARE, INC.


                                    By:      /s/ Richard L. Mauro
                                       ----------------------------------------
                                         Its:  Chief Executive Officer

                                    TITAN ACQUIRING SUB, INC.


                                    By:      /s/ Juliet M. Reising
                                       ----------------------------------------
                                         Its:  Vice President and Secretary

                                    VERSO TECHNOLOGIES, INC.


                                    By:      /s/ Steven A. Odom
                                       ----------------------------------------
                                         Its:  Chief Executive Officer